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Exhibit 10.1

ASSET AND LAND PURCHASE AGREEMENT
dated as of
April 28 2000
by and among
Starwood Hotels & Resorts Worldwide, Inc.
Sheraton Gaming Corporation
Sheraton Desert Inn Corporation
Valvino Lamore, LLC
and
Stephen A. Wynn

ASSET AND LAND PURCHASE AGREEMENT

        This Asset and Land Purchase Agreement (this "Agreement") is entered into as of this 28th day of April, 2000 ("Effective Date") by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Parent"), Sheraton Gaming Corporation, a Nevada corporation ("SGC"); Sheraton Desert Inn Corporation, a Nevada corporation ("SDIC"; and together with Parent and SGC, the "Sellers"), Valvino Lamore, LLC, a Nevada limited liability company and Stephen A. Wynn ("Wynn" and together with Valvino Lamore, LLC, the "Purchaser").

RECITALS:

        WHEREAS, SDIC is the owner or will as of Closing be the owner of the DI Assets (as defined below);

        WHEREAS, SGC is the sole record and beneficial owner of all of the issued and outstanding shares (the "DIIC Shares") of the capital stock of Desert Inn Improvement Co., a Nevada corporation ("DIIC");

        WHEREAS, Parent is the record and beneficial owner of membership interests ("Interests") representing 100% of the economic ownership interests in Starwood (HRW) Timeshare LLC, a Delaware limited liability company ("Starwood Timeshare"), and in DI Timeshare (Delaware) LLC, a Delaware limited liability company ("DI Timeshare");

        WHEREAS, Starwood Timeshare is the owner of the Starwood Timeshare Lots (as defined below);

        WHEREAS, DI Timeshare is the owner of the DI Timeshare Lots (as defined below)

        WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers the Assets (as defined below); and

        WHEREAS, certain capitalized terms used herein have the meanings assigned to them in Article 11 hereof.

AGREEMENT:

        In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

        Section 1.1    Purchase and Sale of Assets.    Upon the terms and subject to the conditions contained herein (including Section 6.6), on the Closing Date, Sellers will sell, convey and transfer, or will cause to be sold, conveyed and transferred to Purchaser, and Purchaser will purchase and acquire, the Assets, free and clear of all Liens, except Permitted Liens. Concurrently with such conveyance, Purchaser will assume all of the Assumed Liabilities.

        Section 1.2    Purchase Price.    The aggregate purchase price for the Assets (the "Purchase Price") shall be (i) Two Hundred Seventy Million Dollars ($270,000,000) (the "Base Price"), plus (or minus if a negative number) (ii) the Closing Capital Amount determined in accordance with Section 1.5 hereof, plus (iii) the amount (the "Capital Expenditure Adjustment Amount") equal to the actual amount of capital expenditures made by the Sellers during the period between the date hereof and Closing Date, which capital expenditures were (x) required as a result of an emergency or other event or situation beyond the reasonable control of Sellers or (y) necessary in the reasonable judgment of the Sellers, subject to the reasonable approval of Purchaser, to permit the continued operation of the Business in a manner consistent with Section 4.1 hereof.

        Section 1.3    Deposit.

          (a)  Upon execution of this Agreement, Purchaser shall deliver to Escrowee the sum of Thirty Million Dollars ($30,000,000) in immediately available funds as a deposit and down payment for the purchase of all Assets other than the Gaming Assets (the "Deposit"). The Deposit, exclusive of any Interest earned thereon, shall be credited against the Purchase Price at the Closing, in accordance with the terms hereof. No portion of the Deposit is intended to be or is attributable to the Gaming Assets, and accordingly, the parties desire that the Deposit be released immediately to Sellers. The parties have determined to seek written confirmation (the "Gaming Authority Letter") from the appropriate representatives of the Nevada State Gaming Control Board (the "Gaming Control Board") that release of the Deposit, together with interest accrued thereon, to Sellers is permissible under the Nevada Gaming Laws. Accordingly, immediately following execution and delivery of this Agreement, Sellers' gaming counsel will contact the Chief of the Investigations Division of the Gaming Control Board to determine whether the request for the Gaming Authority Letter should be addressed to such person, to the Chairman of the Gaming Control Board, or to some other representative of the Gaming Control Board. Promptly following such contact, Sellers' gaming counsel will request in a writing addressed to the person the Chief of the Investigations Division has indicated they should contact, the prompt issuance of the Gaming Authority Letter, and Purchaser's counsel will join in such request. The parties will use their diligent best efforts to seek the prompt issuance of the Gaming Authority Letter. The Deposit shall be held by Escrowee in an interest-bearing account and/or utilized to purchase marketable instruments, satisfactory to Escrowee, and satisfactory to Sellers in their sole and absolute discretion and at Sellers' sole risk with all interest to accrue for the benefit of, and belong to, Sellers. The Deposit, together with all interest, shall be released to Sellers upon the earliest to occur of the following: (i) receipt of the Gaming Authority Letter; (ii) the occurrence of the Closing in accordance with the terms hereof; or (iii) the failure of the Closing to occur on or before the Outside Date for any reason other than Sellers' breach of a material obligation hereunder. Purchaser hereby absolutely and forever disclaims any ownership interest in the Deposit (but Purchaser shall be entitled to receive the return of an amount equal to the Deposit in the event of Sellers' breach in the performance of its obligations hereunder), and further agrees, that to the extent it nevertheless is deemed to have any interest in the Deposit and/or in the account in which Escrowee maintains the Deposit, Purchaser hereby pledges to Sellers such Deposit, the account in which it is maintained and any and all proceeds thereof as security for Purchaser's obligations hereunder. In connection therewith Sellers shall have all rights and remedies available to secured creditors under applicable Nevada law. Upon release of the Deposit to Sellers, the Deposit, exclusive of interest, shall be credited to the Purchase Price.

          (b)  Time is of the strictest essence of this Section 1.3

        Section 1.4    Intentionally Omitted.

        Section 1.5    Purchase Price Adjustment.

          (a)    Estimated Adjustment Amounts.    Not later than five (5) Business Days prior to the Closing, Sellers shall deliver to Purchaser their reasonable good faith estimate of the Net Working Capital as of the Closing Date (the "Estimated Closing Net Working Capital Amount") and Sellers' reasonable good faith estimate of the Capital Expenditure Adjustment Amount (the "Estimated Capital Expenditure Adjustment Amount"), together with a reasonably detailed explanation of the calculation thereof, including accountants' work papers (to the extent available to Sellers upon diligent best efforts) and other back-up materials pertinent thereto. As set forth in Section 2.2(c), the Estimated Closing Net Working Capital Amount and the Estimated Capital Expenditure Adjustment Amount shall be used to calculate the Closing Date Purchase Price payable at Closing.

          (b)    Closing Balance Sheet;    Capital Expenditure Adjustment. As soon as reasonably practicable following the Closing Date and in any event within ninety (90) days thereafter, Purchaser shall prepare and deliver to Sellers (i) a calculation of the Net Working Capital as of the Closing Date (the "Closing Net Working Capital"), (ii) a calculation of the actual Capital Expenditure Adjustment Amount (together with reasonable back-up information providing the basis for such calculation), and (iii) all accountants' work papers developed by Purchaser and/or (to the extent available to Purchaser upon diligent best efforts) its outside accountants, and explanatory materials (collectively, the "Backup Material") setting forth with specificity any changes from Sellers' calculations delivered pursuant to Section 1.5(a), above, and providing detailed reasons for each such change. Time is of the strictest essence of this provision, and the failure of Purchaser to provide a calculation of Net Working Capital, a calculation of the Capital Expenditure Adjustment Amount or all of the Backup Materials shall be conclusively deemed Purchaser's acceptance of Sellers' calculations pursuant to Section 1.5(a), and no further adjustments shall be made with respect thereto. Closing Net Working Capital shall be calculated in accordance with United States generally accepted accounting principles ("GAAP") and on a basis consistent with the preparation of the Reference Balance Sheet. Without limiting the generality of the foregoing, the calculation of Closing Net Working Capital shall reflect reserves against receivables from casino customers that are calculated in accordance with the current practices of SDIC, consistent with sound accounting practices in the hotel and casino industry.

          (c)    Disputes.    Immediately upon delivery of Purchaser's calculation of Closing Net Working Capital and the Capital Expenditures Adjustment Amount, Purchaser will provide to Sellers and Sellers' accountants full access to the personnel and books and records of Purchaser to the extent reasonably related to a review of the Purchaser's calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount, which review may include review and analysis of transactions and operations of the Business during periods following the Closing. Purchaser shall not take any actions with respect to its books and records or any of the books and records of the Companies that would obstruct or prevent the determination of Closing Net Working Capital and the Capital Expenditure Adjustment Amount. If Sellers disagree with the Purchaser's calculation of the Closing Net Working Capital, the Capital Expenditure Adjustment Amount or any element relevant thereto, they shall notify Purchaser of such disagreement in writing within forty-five (45) days after Sellers' receipt of Purchaser's calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount and the Backup Materials, which notice shall set forth in detail the particulars of such disagreement. Such forty-five (45) day period shall be extended, day for day, for each day that Purchaser fails to provide full access as described above or any portion of the Backup Materials. In the event that Sellers do not provide such a notice of disagreement within such forty-five (45) day period (as the same may be extended), Sellers shall be deemed to have accepted Purchaser's calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount delivered by Purchaser which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Sellers, Purchaser and Sellers shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount. If, at the end of such period, they are unable to resolve such disagreements, the Auditor shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within forty (40) days of the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by Purchaser and Sellers to the Auditor within ten (10) days following submission to the Auditor, whether the calculation of the Closing Net Working Capital and the Capital Expenditure Adjustment Amount was made in accordance with the standards set forth in Section 1.2(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Net

  Working Capital and the Capital Expenditure Adjustment Amount determination require adjustment. The Sellers on the one hand, and Purchaser on the other hand, shall each bear 50% of the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties and shall be treated as an arbitration award for purposes of enforcement thereof, provided, however, that the foregoing shall not be construed to bind the Auditor to any other law governing arbitration or to require the Auditor to hold any hearings in connection with its proceeding. The date on which the Closing Net Working Capital and the Capital Expenditure Adjustment Amount is finally determined in accordance with this Section 1.5(c) is referred as to the "Determination Date."

          (d)    Payment.    If the Closing Net Working Capital plus the Capital Expenditure Adjustment Amount is greater than the Estimated Net Working Capital Amount plus the Estimated Capital Expenditure Adjustment Amount (such difference, the "Increase Amount"), then within ten (10) Business Days after the Determination Date, Purchaser shall pay to Sellers an additional amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. If the Estimated Net Working Capital Amount plus the Estimated Capital Expenditure Adjustment Amount is greater than the Closing Net Working Capital plus the Capital Expenditure Adjustment Amount (such difference, the "Deficit Amount"), then within ten (10) Business Days after the Determination Date, Sellers shall pay to Purchaser an amount equal to the Deficit Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate.

ARTICLE 2
INSPECTIONS; WAIVER OF DUE DILIGENCE; ESCROW

        Section 2.1    Waiver of Purchaser's Due Diligence.    Purchaser acknowledges that it is familiar with the Assets and has had opportunities, directly or through its representatives to inspect the Assets. Without limitation of the foregoing, Purchaser acknowledges that the Purchase Price has been negotiated based on Purchaser's express agreement to waive all contingencies to closing other than Sellers' performance of its obligations set forth in this Agreement. Further, Purchaser acknowledges that it has waived and hereby waives any due diligence reviews, inspection or examination with respect to the Assets, including without limitation with respect to engineering, environmental, title, survey, financial, operational and legal compliance matters.

          (a)    Purchaser's Inspections.    Solely for purposes of assisting Purchaser in the transition of the Assets to the Purchaser's ownership, Purchaser, through its employees, agents and representatives ("Purchaser's Inspectors"), shall have the right, subject to the rights of tenants, to perform such examinations, tests, investigations and studies of the Assets and the Business (the "Infections") as Purchaser reasonably deems desirable, in accordance with this Section 2.1, and Sellers shall provide reasonable access to the Business Premises for Purchaser's Inspections to perform the Inspections; provided, however, that (i) Purchaser shall provide Parent with at least twenty-four (24) hours' prior notice of each of the Inspections; (ii) at Sellers' request, Purchaser's Inspectors shall be accompanied by an employee, agent or representative of Purchaser; (iii) Purchaser shall not initiate contact with employees or representatives of the Sellers other than Marc Rubinstein and/or Mark Lefever or other individuals designated by either of them and, at Sellers' option, an employer's representative or agent of Sellers may be present at all inspections; (iv) the Inspections shall be conducted by Purchaser's Inspectors on a business day between 8:00 a.m. and 5:00 p.m. (local time); (v) Purchaser's Inspectors shall not perform any drilling, coring or other invasive testing, without Sellers' prior written consent, which consent shall not be unreasonably withheld; (vi) the Inspections shall not unreasonably interfere with the operation of the Business, and Purchaser's Inspectors shall comply with Sellers' requests with respect to the Inspections to minimize such interference; and (vii) in no event shall the results of any such inspection or Purchaser's satisfaction therewith be a condition to Purchaser's obligations hereunder, it being the intent of Purchaser to purchase the Assets and Interests on an "As Is, Where Is" basis, as more fully set forth in Section 3.3 hereof.

          (b)    Sellers' Materials.    Purchaser acknowledges receipt of the materials listed on Schedule 2.1(b) and Schedule 2.1(e) hereto. All documents and materials provided by Sellers to Purchaser pursuant to this Agreement are referred to collectively herein as the "Sellers' Materials". Purchaser acknowledges and agrees that Purchaser's review of such materials or satisfaction therewith shall not be a condition to Purchaser's obligations hereunder, it being the intent of Purchaser to purchase the Assets in their "As Is, Where Is" condition as more fully set forth in Section 3.3 hereof.

          (c)    Purchaser's Reports.    If requested by Sellers, Purchaser shall provide a copy to Sellers of all environmental studies, reports, and assessments prepared by any Person for or on behalf of Purchaser in connection with the Inspections (the "Purchaser Reports"), and if also requested by Sellers, at Sellers' cost and expense, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Reports for Sellers, together with a reliance letter from such Person in favor of Sellers. This Section 2.1(c) shall survive the termination of this Agreement and the Closing.

          (d)    Release and Indemnification.    Purchaser shall, at its cost and expense, repair any damage to the Business Premises and the Assets or any other property owned by a Person other than Purchaser arising from or in connection with the Inspections, and restore the Business Premises and the Assets or such other third-party property to the same condition as existed prior to such Inspections. Purchaser shall indemnify and hold harmless Parent, the Sellers and their Subsidiaries and Affiliates from and against any Losses incurred by Parent, Sellers, their subsidiaries or affiliates, arising from or in connection with the Inspections, save and except only those Losses caused by Sellers' gross negligence or intentional misconduct. This Section 2.1(d) shall survive the termination of this Agreement and the Closing.

          (e)  Attached hereto as Schedule 2.1(e) are the preliminary title reports for the Real Property Assets and the real property of the Companies (respectively, "Title Report A" and "Title Report B" and collectively, "Title Reports"). All title exceptions shown on the Title Reports other than Items 101-105 of Title Report A and items 17-22 of Title Report B, being the so called "requirements" items and on the surveys listed on Part II of Schedule 2.1(e) (collectively, the "Survey"), copies of which have been delivered to Purchaser, are hereinafter referred to as the "Permitted Exceptions". The Permitted Exceptions shall also include those other title exceptions which are disclosed or which become apparent to Purchaser after the Effective Date, which are not already Permitted Exceptions, which are not caused by the intentional act or omission of a Seller after the date of the Title Reports and which do not materially adversely affect the value of the Real Property Assets, or as to which Purchaser has not timely objected. Purchaser must notify the Sellers in writing of Purchaser's objection to any such subsequently arising matter on or before the date that is five (5) Business Days after Purchaser's receipt of notice thereof, and Purchaser shall only object to such title exceptions as would materially adversely affect the value of the Real Property Assets or Purchaser's ownership thereof or the use thereof consistent with the Sellers' current use. The Sellers shall use commercially reasonable efforts to cause all title exceptions (other than Permitted Exceptions) properly and timely objected to by Purchaser ("Unpermitted Exceptions") to be removed on or before the Closing. Sellers, however, shall have the right to (i) cause the Title Insurer to remove a lien by bonding over it or (ii) obtain the commitment of the Title Insurer to insure Purchaser against loss or damage that may be occasioned by such Unpermitted Exceptions. If Sellers are unable to bond over or cure any Unpermitted Exceptions prior to Closing or to obtain affirmative title insurance therefor, Sellers shall have the right to postpone the Closing and extend the Closing Date for up to thirty (30) days by providing written notice to Purchaser no later than three (3) Business Days prior to the originally scheduled Closing Date.

          (f)    ADEQUACY OF INFORMATION.    PURSUANT TO THIS AGREEMENT, SELLERS WILL MAKE AVAILABLE TO PURCHASER CERTAIN REPORTS, ENVIRONMENTAL ASSESSMENTS AND OTHER WRITTEN STUDIES CONCERNING THE PROPERTY, INCLUDING SELLERS' MATERIALS. PURCHASER ACKNOWLEDGES, WARRANTS AND AGREES THAT EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARENT NOR SELLERS SHALL BE RESPONSIBLE FOR NOR LIABLE FOR, AND MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ABOUT THE CONTENT, THE ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR INFORMATION PREPARED BY ANY SOURCE OTHER THAN SELLERS, INCLUDING, WITHOUT LIMITATION, INFORMATION CONTAINED IN OR DISCLOSED BY TITLE REPORTS, SURVEYS OR ENVIRONMENTAL STUDIES, WHETHER PREPARED FOR OR BY ANY FORMER OWNER OF THE BUSINESS OR THE ASSETS, PURCHASER, OR ANY OTHER PERSON OTHER THAN SELLERS. PURCHASER ACKNOWLEDGES, REPRESENTS, WARRANTS, AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT PURCHASER HAS NOT RELIED, AND SHALL NOT RELY, ON PARENT OR SELLERS IN ANY MANNER WHATSOEVER WITH RESPECT TO ANY SUCH DOCUMENTS OR INFORMATION. PURCHASER REPRESENTS, WARRANTS AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER SHALL HAVE NO RIGHTS AGAINST PARENT OR SELLERS AS A CONSEQUENCE OF ANY INFORMATION OR MISINFORMATION, ANY INACCURACIES IN, OR THE COMPLETENESS OR INCOMPLETENESS OF, ANY DOCUMENTS OR INFORMATION PROVIDED BY OR ON BEHALF OF, PARENT OR SELLERS, OR ANY OTHER PERSON OR ENTITY. NEITHER PARENT OR SELLERS SHALL HAVE ANY OBLIGATION TO PROVIDE TO, OR MAKE AVAILABLE TO PURCHASER ANY DOCUMENTS OR INFORMATION, EXCEPT AS EXPRESSLY REQUIRED BY THE TERMS OF THIS AGREEMENT.

          Purchaser's Initials

        Section 2.2    Escrow.

          (a)    Opening.    Concurrently with the execution hereof, Purchaser and Sellers shall open an escrow (the "Escrow") with Escrowee by delivery of a fully executed copy of this Agreement to Escrowee, and by Purchaser's delivery to Escrowee of the Deposit. Escrowee will notify Sellers and Purchaser when Escrow has been opened. This Agreement shall constitute joint escrow instructions to Escrowee. In addition, the parties agree to be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by Escrowee or the parties hereto in order to consummate the purchase and sale described herein, or otherwise to distribute and pay the funds held in Escrow as provided in this Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties to the contrary which acknowledges this Section 2.2.

          (b)    Closing.

              (i)  The consummation of the purchase and sale of the Assets and the assumption by Purchaser of the Assumed Liabilities (the "Closing") shall take place at 10:00 a.m., local time, on or before June 30, 2000 ("Outside Date") following the satisfaction of the conditions to the obligations of the parties set forth in Article 7 hereof (other than those conditions that by their nature are to be fulfilled at Closing), at the offices of Schreck Morris, Purchaser's counsel, in Las Vegas, Nevada. The day on which the Closing takes place shall be referred to herein as the "Closing Date".

            (ii)  At the Closing, subject to the provisions of Section 6.6, Sellers shall deliver or cause to be delivered to Purchaser (A) one or more stock certificates evidencing the DIIC Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank, (B) grant bargain and sale deeds sufficient to convey all of the Real Property Assets to Purchaser, (C) bills of sale, assignments and other documents sufficient to convey all of the Personal Property Assets to Purchaser, (D) the other documents required to be delivered by Sellers pursuant to Article 7 hereof, and in accordance with the terms hereof, and (E) any other documents or instruments necessary to evidence or effect any of the transactions contemplated hereunder.

            (iii)  Sellers shall retain the Retained Liabilities as of the Closing Date and shall pay, perform and discharge when due, and shall indemnify Purchaser and their respective parents, subsidiaries and Affiliates against and defend and hold them harmless from the Retained Liabilities. Sellers' obligations under this Section 2.2(b)(iii) will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.

            (iv)  Purchaser shall assume the Assumed Liabilities as of the Closing Date and shall pay, perform and discharge when due, and shall indemnify Sellers and their respective parents, subsidiaries and Affiliates against and defend and hold them harmless from the Assumed Liabilities. Purchaser's obligations under this Section 2.2(b)(iv) will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.

            (v)  At the Closing (A) Purchaser shall pay to Sellers the Closing Date Purchase Price less the amount of the Deposit (exclusive of interest) by intra-bank transfer or wire transfer of immediately available funds to an account designated in writing by Sellers, (B) Purchaser shall deliver to Sellers instruments mutually and reasonably satisfactory to the Parties, further evidencing Purchaser's assumption of the Assumed Liabilities and all other documents required to be delivered by Purchaser pursuant to Article 7 hereof, and (C) Purchaser shall deliver to Sellers any other documents or instruments necessary to evidence or effect any of the transactions contemplated hereunder.

          (c)  The parties acknowledge that the Closing Working Capital Amount and the Capital Expenditure Adjustment Amount will not be determinable until after Closing. Accordingly, notwithstanding anything else in this Article 2 to the contrary, for purposes of calculating the amount of the Closing Date Purchase Price payable on the Closing Date, the Base Price will be increased or decreased (as applicable) pursuant to the definition of Closing Date Purchase Price by the Estimated Net Working Capital Amount and the Estimated Capital Expenditure Amount. After the Closing, the parties will determine the Closing Net Working Capital and the Capital Expenditure Adjustment Amount, and make such payments of the Increase Amount or the Deficit Amount, as the case may be, as are provided in Section 1.5.

          (d)    Receivables; Collection of Racebook and Keno Tickets; Baggage and Safe Deposits

            (i)    Collection of Racebook and Keno Tickets.    Purchaser shall redeem, as SDIC's agent but without any liability therefor, any racebook and keno tickets (from any series in use as of or prior to the Closing Date) of SDIC relating to the use and operation of the Business which are outstanding as of the Closing Date, which are presented by patrons of the Business or

    Purchaser for payment within the applicable Nevada statutory time periods for such redemptions. SDIC's racebook and keno tickets, to the extent redeemed by Purchaser during such statutory periods, shall be redeemed as often as weekly by SDIC, upon delivery to SDIC of such SDIC racebook and keno tickets redeemed. SDIC agrees to make arrangements for the additional redemption of its [chips, tokens] and wagers as required by Nevada law.

            (ii)    Baggage.    On the Closing Date, representatives of SDIC and Purchaser jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of SDIC at the Business Premises, and SDIC shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (the "Inventoried Baggage"). Purchaser shall be responsible for, and shall indemnify SDIC from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser. SDIC shall be responsible for, and shall indemnify the Purchaser from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Sellers. This Section 2.2(d)(ii) shall survive the Closing.

            (iii)    Safe Deposit Boxes.    Prior to the Closing, SDIC shall notify all guests or customers who are then using a safe deposit box at the Business Premises advising them of the pending change in ownership and operation of the Business and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of representatives of SDIC and Purchaser. Upon such inventory and verification, SDIC shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall deemed an "Inventoried Safe Deposit Box"). If the Closing does not occur on the Closing Date for any reason whatsoever, Purchaser immediately shall return all keys, receipts and agreements to SDIC for such Inventoried Safe Deposit Boxes. Upon the Closing, SDIC shall deliver to Purchaser all keys in SDIC's possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor (the "Non-Inventoried Safe Deposit Boxes"), with the name and address or room number of such depositor. After the Closing, SDIC and Purchaser shall make appropriate arrangements for guests and customers at the Business Premises to inventory and verify the contests of the Non-Inventoried Safe Deposit Boxes, and upon such inventory and verification, SDIC shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify the Seller Indemnified Parties from and against any Losses incurred with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 2.2(d)(iii) SDIC shall be responsible for, and shall indemnify the Purchaser Indemnified Parties from and against any Losses incurred, with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box. This Section 2.2(d)(iii) shall survive the Closing.

            (iv)    Valet Parking.    At the Closing, an authorized representative of SDIC shall perform the following functions for all motor vehicles that were checked and placed in the care of SDIC: (x) mark all motor vehicles with a sticker or tape; (y) prepare an inventory ("Inventoried Vehicles") of such items indicating the check number applicable thereto; and (z) transfer control of the Inventoried Vehicles to an authorized representative of Purchaser and secure a receipt for the Inventoried Vehicles. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles.

            (v)    Removal of Starwood Proprietary Property.    Sellers, at their cost and expense, shall have the right to remove or abandon any supplies and other personal property located at the Business Premises which bear any of the Starwood Proprietary Marks on or prior to the Closing Date. If Sellers abandon any such supplies or other personal property at the Business Premises, Purchaser shall not use any such supplies or other personal property, signs or fixtures at the Business Premises which bear any Starwood Proprietary Marks, or use any Starwood Proprietary Marks in any advertising or promotions for the Business. Purchaser, at its cost and expense, shall remove any signs and fixtures at the Business Premises which bear any of the Starwood Proprietary Marks no later than fifteen (15) days after the Closing Date. If Purchaser does not remove all such signs and fixtures within such fifteen (15) day period, Sellers shall have the right, at Sellers' cost and expense, to enter onto the Business Premises and remove such signs and fixtures therefrom. This Section 2.2(d)(v) shall survive the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Sellers.    Each Seller, as applicable, represents and warrants to Purchaser, with respect to such Seller's respective organization and existence and the Assets owned by such Seller, except as otherwise contemplated by this Agreement, as follows:

          (a)    Corporate Organization of the Companies.    Each of the Sellers and the Companies has been duly organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of its jurisdiction of organization and has the corporate or limited liability company power and authority, as applicable, to own and lease its properties and to conduct its business as it is now being conducted. The copies of the Charter Documents of the Companies previously delivered by the Sellers to Purchaser are true, correct and complete. Each of the Sellers and Companies not organized under the laws of the State of Nevada is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in the State of Nevada, except where any failures to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)    Capital Stock of Companies.    The DIIC Shares and the Interests constitute all the authorized, issued and outstanding shares of capital stock of, or other ownership interests in, the Companies. The DIIC Shares and the Interests have been duly authorized and validly issued, and the DIIC Shares are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Interests constitute all of the authorized, issued and outstanding equity interests of Starwood Timeshare and DI Timeshare. Except for the DIIC Shares and the Interests, there are outstanding (i) no shares of capital stock or other voting securities of the Companies; (ii) no securities of the Companies convertible into or exchangeable for shares of capital stock, equity interests or other voting securities of the Companies; (iii) no subscription rights, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from the Companies; and no obligation of the Companies to issue or sell, any shares of capital stock, equity interests or other voting securities or any securities of the Companies convertible into or exchangeable for such capital stock, equity interests or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of or with respect to the Companies. SGC is the sole record and beneficial owner of the DIIC Shares and Parent is the sole record and beneficial owner of the Interests. Upon consummation of the transactions contemplated in this Agreement, Purchaser will acquire good and valid title to the DIIC Shares and Interests, free and clear of all Liens except Permitted Liens, and the DIIC Shares will be fully paid and nonassessable.

          (c)    Due Authorization.    Subject to Section 6.6 hereof, each of the Sellers has the requisite corporate or limited liability power and authority, as applicable, to execute and deliver this

  Agreement and to perform all obligations to be performed by it hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by each Seller and no other proceeding on its part is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Sellers, and constitutes a legally valid and binding obligation of each of them, enforceable against each of the them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (d)    No Conflict.    Except as set forth in Schedule 3.1 (d) hereto, the execution and delivery of this Agreement by each of the Sellers, and the consummation of the transactions contemplated hereby by the Sellers, does not and will not violate any provision of or result in the breach of, or terminate any material rights or accelerate any material obligations of the Sellers or the Companies under, or result in the creation of any Lien other than Permitted Liens on the Assets pursuant to, (i) the Charter Documents of the Sellers, (ii) any Contract listed on Schedule 3.1(e), or (iii) any order, judgment, decree, law, rule or regulation of any Governmental Authority, except, in the case of items referenced in Clauses (ii) and (iii), to the extent that the occurrence of any of the foregoing would not, either individually or in the aggregate reasonably be expected to, (x) have a Material Adverse Effect or (y) materially impair the ability of the Sellers to perform their respective obligations under this Agreement.

          (e)    Contracts.    The Contracts listed on Schedule 3.1 (e) hereto ("Disclosed Contracts"), true, correct and complete copies of which have been delivered to Purchaser concurrently herewith together with the contracts referred to in or permitted by Section 4.1 hereof, constitute or will constitute, to the knowledge of Sellers, all agreements to which Sellers or the Companies are a party, which in each case require aggregate consideration in cash or in kind in excess of $500,000 for the unexpired term thereof relating to the Business. To the Knowledge of Sellers, as of the date hereof, none of the Disclosed Contracts are in material default by the Seller party thereto or by a third party which default has not been heretofore been disclosed in writing to Purchaser, which default could reasonably be expected to have a Material Adverse Effect and all of the Disclosed Contracts are in full force and effect, except that the PGA 2000 Tournament Contract is not yet signed.

          (f)    Permits; Gaming Licenses.    Attached hereto as Schedule 3.1(f) is a list of all liquor licenses, Gaming Permits, permits for water rights known to Sellers and other material operating licenses or permits. To Sellers' knowledge, no material default has occurred in the due observance or condition of any Gaming Permit or liquor license or permit for water rights which has not been corrected and no event has occurred which would result in a Material Adverse Effect.

          (g)    Personal Property.    Schedule 3.1(g) identifies all fixtures, furnishings and equipment including Gaming Equipment and Intangible Property, used by the Sellers in the operation and maintenance of the Business. Except as set forth on Schedule 3.1(g) and other than such personal property leased by the Sellers pursuant to capitalized leases, all such personal property is owned by such Seller and constitutes a part of the Assets. Except as set forth on Schedule 3.1(g) hereto, the Sellers have or will have at Closing good and valid title to the personal property included in the Assets that are conveyed at Closing, free and clear of all liens, security interests, claims, charges and encumbrances, except Permitted Liens.

          (h)    Real Property Assets.    The Real Property Assets constitute all real property owned or leased by the Sellers, the Starwood Timeshare Lots constitute all the real property owned or leased by Starwood Timeshare, the DI Timeshare Lots constitute all the real property owned or leased by DI Timeshare and the DIIC Land constitutes all the real property owned or leased by DIIC. It is the intent of the parties that all of the real property, including water rights, owned or leased by Sellers or the Companies be conveyed (directly or by way of a stock or membership interest transfer); to the extent that the parties shall discover subsequent to Closing that adjacent parcels or portions thereof owned by any of such parties was not transferred in keeping with the parties' intentions, the parties shall cooperate in good faith to effectuate such transfers following the Closing upon the terms and conditions of this Agreement.

          (i)    Undisclosed Liabilities.    Other than (a) Assumed Financing Obligations, (b) environmental liabilities, which are the subject of Section 3.1(j) hereof, (c) liabilities or Actions which are the subject of Section 3.1(k) hereof, (d) employee benefit plans which are the subject of 3.1(1), (e) severance and retention liabilities which are the subject of Article 6, and (f) Contracts, none of the Sellers has any material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations (i) that are reflected or reserved for on the Reference Balance Sheet or disclosed in the notes thereto, (ii) that have arisen in the ordinary course of business and which would not either individually or in the aggregate, have a Material Adverse Effect or (iii) that are disclosed in Schedule 3.1(i) hereto.

          (j)    Environmental Liabilities.    To the Knowledge of the Sellers, true, complete and correct copies of all material written environmental reports, audits, investigations or assessments which have been conducted within the last five (5) years and which are in the possession of any Sellers in respect of the Real Property Assets, the DIIC Land or the Timeshare Lots and the Business, by any attorney, environmental consultant, engineer or other third party engaged for such purpose, have been made available to Purchaser ("Reports"). Except as set forth on the Reports, to the knowledge of Sellers, no Hazardous Materials (i) are located on, at, in, under or about any of the Real Property Assets, the DIIC Land or the Timeshare Lots or (ii) have been disposed of, or Released, to, from or at any portion of the Real Property Assets, the DIIC Land or the Timeshare Lots which would be reasonably likely to have a Material Adverse Effect. Except as disclosed on Schedule 3.1(j) hereto, none of the Sellers has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any environmental matter which liability arising therefrom would reasonably be expected to have a Material Adverse Effect.

          (k)    Litigation; Judgments.    Except as described on Schedule 3.1(k), there are no material Actions, pending or to the knowledge of Sellers threatened against the Sellers or the Companies or affecting the Sellers' or the Companies' rights with respect to the Business, the Assets, at law or in equity, before any Governmental Authority, nor is any of Sellers aware of any investigation with respect to any of the foregoing or any facts which to their knowledge are reasonably likely to result in any such action, investigation, suit or proceedings affecting the Sellers or the Companies, the Assets or the Business, which items could reasonably be expected to have a Material Adverse Effect. In addition, except as described on Schedule 3.1(k), there are no material judgments, orders, awards or decrees currently in effect against Sellers or the Companies with respect to the ownership, marketing, development or operation of any part of the Assets or the Business.

          (l)    Employee Plans and ERISA.

              (i)  Each Employee Plan is listed on Schedule 3.1(1).

            (ii)  (i) each Welfare Plan and Pension Plan has been maintained and operated in substantial compliance with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder and (ii) there are no pending or, to the Knowledge of the Sellers, threatened material litigation or asserted claims with respect to the Welfare Plans or Pension Plans other than claims for benefits in the normal course of business.

            (iii)  to the Knowledge of Sellers, (i) each Multiemployer Plan has been maintained and operated in substantial compliance with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder and (ii) there are no pending or, to the Knowledge of the Sellers, threatened material litigation or asserted claims with respect to the Multiemployer Plans other than claims for benefits in the normal course of business.

            (iv)  Any material employee benefits programs and arrangements relating to the Business (other than those provided through the Employee Plans) are listed on Schedule 3.1(1). Such employee benefits programs and arrangements have been maintained in substantial compliance with their terms and any applicable requirements of the Code and the regulations issued thereunder and (ii) there are no pending or to the knowledge of the Sellers, threatened material litigation or asserted claims with respect to such programs or arrangements other than claims for benefits in the normal course of business.

          (m)    Taxes.

            (i)    Filing of Tax Returns.    All material Tax Returns required to be filed by any of the Companies on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form or appropriate extensions have been timely requested or granted.

            (ii)    Payment of Taxes.    With respect to all material Taxes imposed on any of the Companies, or for which any of the Companies is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), relating to taxable periods or portions of periods ending on or before the Closing Date, all such amounts required to be paid to taxing authorities or others on or before the date hereof have been paid or adequately reserved for on the Reference Balance Sheet.

            (iii)    Audit History.    Except as set forth in Schedule 3.1(m), no material issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Return of any of the Companies, and no waivers of statutes of limitation with respect to any such Tax Returns have been given by any of the Companies that have not expired or been revoked and no waivers of statute of limitations have been requested from DIIC. Schedule 3.1(m) also sets forth (i) the taxable years of each Company to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested and an adequate reserve therefor has been established.

            (iv)    Liens.    There are no Liens for Taxes (other than for current Taxes not yet due and payable and Taxes being contested pursuant to appropriate proceedings for which adequate reserves have been established) on any of the Assets of the Sellers.

            (v)    Safe Harbor Lease Property.    None of the Assets is property required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the bode.

            (vi)    Tax-Exempt Use Property.    None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (vii)    Foreign Person.    No Seller is a person other than a United States person within the meaning of the Code.

          (n)    Golf Course.    Except as set forth in Schedule 3.1(n), to the Knowledge of Sellers, and excluding the effect, if any, of all matters of record in the real estate records of Clark County, Nevada, no agreements have been entered into with any Person, including home builders, prospective home buyers, owners, or occupants of the land surrounding the Business, regarding: (A) the right to membership in the golf course included in the Assets or the intent to operate such golf course as private or semi-private country club, (B) the right to play golf on such golf course or (c) the manner in which the Business will be operated, managed, maintained, or improved.

          (o)    Private Letter Rulings.    There are no private letter rulings in respect of any Tax pending between DIIC and any Taxing Authority.

          (p)    Tax Elections.    All material elections with respect to federal Taxes affecting any of the Companies made on or after January 1, 1996 are set forth in Schedule 3.l(m).

          (q)    Section 341(f) Consent.    None of the Companies has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it.

          (r)    Brokers' Fees.    No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Sellers or any of their respective Affiliates.

          (s)    Governmental Authorities;    Consents. No material consent, approval or authorization of, or material designation, declaration or filing with, any Governmental Authority is required under applicable laws on the part of Sellers with respect to Sellers' execution or delivery of this Agreement or consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the approval of Governmental Authorities under any Gaming Laws and (iii) approval of the PUC as contemplated under Section 6.6(c) hereof. Sellers have obtained all third party consents including without limitation the consent of Sellers' board, necessary to permit the Sellers' execution, delivery and performance of this Agreement.

        Section 3.2    Representations and Warranties of Purchaser.    Purchaser represents and warrants to Sellers as follows:

          (a)    Corporate Organization of Purchaser.    Purchaser has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Nevada and is duly qualified and in good standing to do business in each jurisdiction where such qualification and standing is required.

          (b)    Due Authorization.    Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement to which it is a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Purchaser and no other proceeding on its part is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (c)    No Conflict.    The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby and thereby by Purchaser, does not and will not violate any provision of, or result in the breach of, any (i) Charter Documents of Purchaser, (ii) any material agreement, indenture or other instrument to which Purchaser or its Affiliates is a party or by which Purchaser or its Affiliates may be bound, or (iii) any order, judgment, decree, law, rule or regulation of any Governmental Authority, except, in the case of items referenced in clauses (ii) and (iii), to the extent that the occurrence of any of the foregoing would not, either individually or in the aggregate, materially interfere with the ability of Purchaser to perform its obligations under this Agreement.

          (d)    Litigation and Proceedings.    There are no material Actions pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any injunction binding upon Purchaser or any of its Affiliates which would reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

          (e)    Governmental Authorities.    Consents. No material consent, approval or authorization of, or material designation, declaration or filing with, any Governmental Authority is required under applicable laws on the part of Purchaser with respect to Purchaser's execution or delivery of this Agreement or consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the approval of Governmental Authorities under any Gaming Laws and (iii) approval of the PUC as contemplated under Section 6.6(c) hereof. Purchaser has obtained all third party consents including without limitation the consent of MGM Grand, Inc. ("MGM"), necessary to permit the Purchaser's execution, delivery and performance of this Agreement.

          (f)    Brokers' Fees.    No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

        Section 3.3    Purchase "As Is".

          (a)  PURCHASER REPRESENTS TO SELLERS THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE AND EXPERTISE IN THE ACQUISITION OF HOTELS, CASINOS AND RESORTS. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO SELLERS, THAT PURCHASER IS FULLY CAPABLE OF EVALUATING AND HAS EVALUATED THE ASSETS SUITABILITY FOR PURCHASER'S INTENDED USE THEREOF, AND IS PURCHASING THE ASSETS WITH ALL DEFECTS IN THEIR "AS IS" "WHERE IS" CONDITION AND WITH ALL FAULTS. PURCHASER'S DECISION TO PURCHASE THE ASSETS IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY SELLERS OR AGENT OR REPRESENTATIVE OF SELLERS AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, NEITHER SELLERS NOR ANY AGENT OR REPRESENTATIVE OF SELLERS HAS MADE, AND PURCHASER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATIONS, WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE), PROMISES,

  COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLERS OR ANY AGENT OR REPRESENTATIVE OF SELLERS, AS TO, CONCERNING OR WITH RESPECT TO (I) THE VALUE OF THE ASSETS; (II) THE INCOME DERIVED OR TO BE DERIVED FROM THE ASSETS; (III) THE SUITABILITY OF THE REAL PROPERTY ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE REAL PROPERTY ASSETS; (IV) THE FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE; (V) THE MANNER OR QUALITY OF REPAIR, STATE OF REPAIR OR LACK OF REPAIR OF THE REAL PROPERTY ASSETS; (VI) THE NATURE, QUALITY OR CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, SOILS CONDITION, ANY GRADING OR OTHER WORK PERFORMED ON OR WITH RESPECT TO THE REAL PROPERTY ASSETS, AND THE GEOLOGICAL CONDITION OF THE REAL PROPERTY ASSETS; (VII) THE COMPLIANCE OF OR BY THE REAL PROPERTY ASSETS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE ASSETS; (IX) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 CFR PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AS ANY OF THE FOREGOING MAY BE AMENDED FROM TIME TO TIME AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING FROM TIME TO TIME; (X) THE PRESENCE, SUSPECTED PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE REAL PROPERTY ASSETS; (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE STUDY MATERIALS; (XII) THE CONFORMITY OF THE REAL PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIII) DEFICIENCY OF ANY UNDERSHORING; (XIV) DEFICIENCY OF ANY DRAINAGE; (XV) THE FACT THAT THE REAL PROPERTY MAY BE LOCATED ON OR NEAR EARTHQUAKE FAULTS OR IN SEISMIC HAZARD ZONES; (XVI) THE EXISTENCE OR NON-EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE ASSETS; OR (XVII) ANY OTHER MATTER CONCERNING THE NATURE OR CONDITION OF THE ASSETS, PHYSICAL OR OTHERWISE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE OF THE ASSETS REFLECTS THE PARTIES AGREEMENT TO CONVEY THE ASSETS ON AN "AS IS, WHERE IS" BASIS AND PURCHASER HAS SPECIFICALLY AGREED TO DO SO IN ORDER TO INDUCE SELLERS TO ENTER INTO THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES THAT SELLERS ARE NOT LIABLE FOR AND SHALL NOT BE BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY CONSULTANT, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EMPLOYED OR CONNECTED IN

  ANY WAY WITH SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS", "WHERE IS" CONDITION AND BASIS WITH ALL FAULTS, AND SUBJECT TO ALL LAWS, REGULATIONS OR RESTRICTIONS GOVERNING OR LIMITING THE DEVELOPMENT, USE OR OPERATION OF THE ASSETS OR THE BUSINESS, AND THAT SELLERS HAVE NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS OF ANY KIND.

                             /s/
          Purchaser's Initials

ARTICLE 4
COVENANTS AND AGREEMENTS OF SELLERS

        Section 4.1    Conduct of Business.

          (a)  From the date hereof through the Closing except as (i) contemplated by this Agreement, or (ii) required by applicable law or any Contract or Employee Plan, or (iii) with the consent of the Purchaser (which shall not be unreasonably withheld or delayed), Sellers shall operate their business in the ordinary course, consistent with prudent business judgment.

          (b)  Without limiting the generality of Section 4.1(a), prior to the Closing, except as (i) contemplated by this Agreement, (ii) required by applicable law or any Contract or Employee Plan, or (iii) with the consent of Purchaser (which shall not be unreasonably withheld or delayed), Sellers (or where indicated below, the Companies) shall not:

              (i)  in the case of the Companies, issue, deliver, sell, pledge or otherwise encumber or amend any shares of their capital stock, membership interests, any other voting or equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting or equity securities or convertible securities;

            (ii)  in the case of the Companies, amend their respective Charter Documents;

            (iii)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (B) any other material assets, except purchases of inventory, furnishings, equipment and other goods in the ordinary course of business consistent with prudent business judgment;

            (iv)  sell, lease, license, mortgage or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose of any material assets, except as contemplated by any Contract or as necessary for disposal and replacement of obsolete equipment in the ordinary course of business consistent with prudent business judgment;

            (v)  make any material loans or advances (including, without limitation, furnishing any "markers") or capital contributions to, or investments in, any other Person other than (X) loans, advances or capital contributions to the Sellers, (Y) advances to employees or suppliers in the ordinary course of business consistent with past practice and (Z) extensions of credit to customers in the ordinary course of business and consistent with prudent business judgment;

            (vi)  except as required to comply with applicable laws or any Employee Plan or any Contract, (A) adopt, enter into or terminate, any material Employee Plan for the benefit or welfare of any director, officer or current or former employee, (B) materially increase in any manner the compensation or fringe benefits of, or pay any bonus to, or amend or enter into any severance agreement with any officers or employees (collectively, "Personnel") whose total compensation benefits and other payments for services rendered to the Sellers or the Companies or is currently at an annual rate of more than $100,000 (except for normal increases or bonuses as contractually required pursuant to Contracts or other retention programs for which Sellers are fully responsible or in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a significant increase in benefits or compensation expenses to such Personnel of the Sellers relative to the level in effect prior to such action), (C) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Plans or agreements or awards made thereunder) or (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan other than in the ordinary course of business consistent with prudent business judgment; provided, however, prior to Closing, SDIC shall be entitled to, and shall cause, the employment of the two Rimtech Employees to be transferred to SDIC;

          (vii)  except in the ordinary course of business consistent with prudent business judgment, materially and adversely modify, amend or terminate any Disclosed Contract or waive, release or assign any material rights or claims thereunder;

          (viii)  conduct its business in a manner or take, or cause to be taken, any other action that would reasonably be expected to prevent or materially delay Sellers or Purchaser from consummating the transactions contemplated hereby;

            (ix)  except as required to comply with applicable laws or any Contract or except in the ordinary course of business consistent with prudent business judgment, enter into any Contract that would constitute or that is a significant real property lease or supply agreement which continues in effect for a period of more than 6 months (unless such Contract shall nonetheless be terminable on 30 days notice); provided, however, Purchaser acknowledges that the United Plant Guard Workers of America ("UPGWA") have submitted a petition for a representation election currently scheduled for April 28, 2000. In the event UPGWA wins such election, the foregoing shall not be deemed to prohibit SDIC from negotiating and entering into a collective bargaining agreement with such personnel;

            (x)  Except for any change therefrom approved in writing by Purchaser (such approval not to be unreasonably withheld or delayed), effect any parcelization of the Real Property Assets except substantially in accordance with the specifications of the Corner Land Map, or enter into any agreements with Clark County or grant to Clark County any interest by concession or dedication with respect to the Real Property Assets.

            (xi)  enter into any settlement agreement with the defendants in that certain litigation with adjacent homeowners pending in the U.S. District Court for the District of Nevada;

          (xii)    authorize any of, or commit or agree to take any of, the foregoing actions.

        Section 4.2    HSR Act.    Subject to and in furtherance of Section 6.1, in connection with the transactions contemplated by this Agreement, Sellers (and, to the extent required, their Affiliates) shall use their commercially reasonable efforts to comply as expeditiously as possible with the notification and reporting requirements of the HSR Act and use their commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. Sellers (and to the extent required, their Affiliates) shall use their commercially reasonable efforts to comply with any additional requests for information by any Antitrust Authority.

        Section 4.3    No Solicitations.    Sellers will not, directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements with a third party relating to (i) the sale or exchange of the Sellers, the Companies, or any of their Assets or capital stock or membership interests, as applicable, (ii) the merger of the Sellers or any of the Companies with, or the direct or indirect disposition of any material assets of the Sellers or the Companies or any portion of the Business to, any Person other than Purchaser or its Affiliates or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction.

        Section 4.4    Notification.    Between the date of this Agreement and the Closing Date, Sellers will promptly notify Purchaser in writing if Sellers become aware of any fact or condition that they believe causes or constitutes a breach of any of the representations and warranties of Sellers as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that they believe would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, unless in each case such breach of representation and warranty is reasonably expected by Sellers to be cured prior to Closing. Any claim for a breach of covenant set forth in the previous sentence shall be made only for the incremental Losses due to the failure to comply with such covenant (and not for Losses due to the breach of the underlying representation and warranty). During the same period, Sellers will promptly notify Purchaser of the occurrence of any breach of any covenant of Sellers in this Article 4 or of the occurrence of any event that they believe may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        Section 4.5    Nonforeign Affidavit.    As a condition precedent to the consummation of the transactions contemplated by this Agreement, all Sellers shall furnish Purchaser an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

        Section 4.6    Water Rights.    Sellers and DIIC shall use commercially reasonable efforts to preserve existing water rights appurtenant to the Real Property Assets or the DIIC Land and/or owned by SDIC or DIIC.

        Section 4.7    Change of Name.    Prior to Closing, Sellers shall have the right to cause the name of Starwood Timeshare to be changed to exclude all references to "Starwood".

ARTICLE 5
COVENANTS AND AGREEMENTS OF PURCHASER

        Section 5.1    Certain Transactions.    Purchaser shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement. Purchaser shall not conduct its business in a manner or take, or cause to be taken, any other action that would reasonably be expected to prevent or materially delay Sellers or Purchaser from consummating the transactions contemplated hereby.

        Section 5.2    HSR Act.    Subject to and in furtherance of Section 6.1, in connection with the transactions contemplated by this Agreement, Purchaser (and, to the extent required, its Affiliates) shall comply promptly with the notification and reporting requirements of the HSR Act and use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Purchaser shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by an Antitrust Authority. Without limiting the generality of the foregoing, Purchaser shall cause to be filed on or prior to the tenth (10th) Business Day following the execution and delivery of the Agreement all initial applications and filings under the HSR Act.

        Section 5.3    Gaming and Other Licenses.    As soon as practical, but in no event later than ten (10) Business Days following the Effective Date, Purchaser will either file applications with all applicable Governmental Authorities including the Nevada Gaming Authorities, on behalf of Purchaser and the Member of Purchaser for all required gaming licenses (the "Gaming Permits"), liquor licenses (the "Liquor Licenses") and for all other required licenses (collectively with the Gaming Permits and the Liquor Licenses, the "Licenses") in connection with the Business, and all related necessary findings of suitability, registrations and approvals. If Purchaser elects to pursue the Licenses, Purchaser will respond promptly to all requests made by the Nevada Gaming Authorities and/or the alcoholic beverage control authorities, and will not take or omit to take, or permit any Subsidiary to take or omit to take any action which would be reasonably likely to hinder or delay the issuance of the Gaming Permits or the Liquor Licenses. In addition, Purchaser shall, and shall cause each of its Subsidiaries to (and shall use its reasonable efforts to cause each of its Affiliates other than each of its Subsidiaries to), if it is necessary to obtain any regulatory approval for the consummation of the transactions contemplated hereby, disassociate themselves from any Person or Persons deemed, or reasonably likely to be deemed, unsuitable by any Gaming Commission and dispose of any assets which any Gaming Commission requests be disposed of. At or prior to the Closing, Sellers will deliver to Purchaser true, correct and complete copies of material gaming financial reports, if any, filed with respect to the Business with the State of Nevada and/or Nevada Gaming Authorities between the date hereof and the Closing.

        Section 5.4    Notification.    Between the date of this Agreement and the Closing Date, Purchaser will promptly notify Sellers in writing if Purchaser or any of its Subsidiaries becomes aware of any fact or condition that it believes causes or constitutes a breach of any of the representations and warranties of Purchaser as of the date of this Agreement, or if Purchaser or any of its respective Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that it believes would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, unless in each case such breach of representation or warranty is reasonably expected by

Purchaser to be cured prior to Closing. Any claim for a breach of covenant set forth in the previous sentence shall be made only for the incremental Losses due to the failure to comply with such covenant (and not for Losses due to the breach of the underlying representation and warranty). During the same period, Purchaser will promptly notify Sellers of the occurrence of any breach of any covenant of Purchaser in this Article 5 or of the occurrence of any event that it believes may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        Section 5.5    Confidentiality.

          (a)  Purchaser agrees that all Confidential Information will be kept confidential and that Purchaser and its directors, trustees, officers, employees, advisors, agents, lenders and consultants (collectively "Representatives") will not disclose in any manner whatsoever any of the Confidential Information, the fact that the Confidential Information has been made available, or regarding this Agreement, the proposed sale of the Assets or the status thereof; provided, however, that Purchaser may make any disclosure of such information (i) to which the Sellers gives their prior consent, (ii) to Purchaser's Representatives to the extent such Representatives need to know such information for the sole purpose of effecting the transactions contemplated by this Agreement, (iii) as may be required by law, (iv) in connection with any proceedings before any regulatory bodies or agencies, and (v) to the Nevada Gaming Authorities.

          (b)  The term "Confidential Information" means all information and data furnished by Sellers or their Representatives to Purchaser and shall be deemed to include, without limitation, Sellers' Materials, all notes, analyses, compilations, studies, interpretations or other documents prepared by any of the parties or their respective Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to Purchaser or its Representatives by or on behalf of Sellers, or any of their Representatives. The term "Confidential Information" does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Representatives, (ii) was known to Purchaser or its Representatives prior to being furnished to such party by or on behalf of Sellers, or (iii) was or becomes available to Purchaser on a nonconfidential basis from a source other than Sellers or their Representatives; provided, that the source of such information was not known to the recipient to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.

          (c)  Without limitation of the foregoing, neither Purchaser nor its Representatives shall, prior to the Closing, give any interview or issue any press release or announcement concerning the fact of this Agreement or the transactions contemplated hereby, except in consultation with Sellers. Without limitation of the foregoing, Purchaser shall not convey, other than to its Representatives or financing sources on a need to know basis, information concerning Purchaser's plans for continuation or non-continuation of the Business or continued employment or non-employment of Sellers' employees, or other information the disclosure of which would be likely to have a deleterious impact on the continued conduct of the Business pending the Closing or following termination of this Agreement without the Closing having occurred. A breach of this paragraph shall entitle Sellers to terminate this Agreement for Purchaser's breach, and to retain the Deposit on account thereof. Notwithstanding the foregoing Purchaser and Sellers may make such disclosures as may be required by law, (i) in connection with any proceedings before any regulatory bodies or agencies, and (ii) to the Nevada Gaming Authorities.

        Section 5.6    Transfer.    As a material inducement to Sellers to accept the Purchase Price for the sale of the Assets, Purchaser hereby represents, warrants, covenants and agrees that (a) it has not entered into any agreement, arrangement, understanding or discussions for the sale, transfer or other disposition other than with the Mirage Resorts, Incorporated ("Mirage") to any other Person of all or any substantial portion of the Assets, (including without limitation any of the Real Property Assets, any of the residential lots currently owned by Starwood Timeshare or DI Timeshare, and the water rights currently held by SDIC and/or DIIC), or of a controlling interest in Valvino Lamore, LLC, or of any successor in interest to Purchaser controlled by Wynn; that (b) prior to the Closing, it will not enter into any such agreement, arrangement or understanding or undertake, entertain or participate in any such discussions other than as permitted under Section 12.3; and that (c) for at least one (1) year following the Closing Date, without the consent of Parent, which Parent may withhold in its sole and absolute discretion, neither Purchaser nor any successor or assign of Purchaser will, or will permit, the Companies, to enter into any such agreement, arrangement or understanding or undertake, entertain or participate in any such discussions; provided, however, in the event the merger contemplated to occur between Mirage and MGM shall not occur, Purchaser shall be entitled, to convey the Assets to Mirage or an Affiliate of Mirage, provided such transferee shall agree to be bound by and shall assume all of the obligations under this Section 5.6. In the event that Parent consents to same, or in the event Purchaser (or its successors or assigns) violates the foregoing covenant, or a court of competent jurisdiction determines that such covenant is unenforceable in whole or in part, and if in the further event Purchaser or any successor or assign to Purchaser controlled by Wynn shall sell, transfer or otherwise dispose of any of the Assets (including without limitation any of the Real Property Assets, any of the residential lots owned by Starwood Timeshare or DI Timeshare, and the water rights held by SDIC and/or DIIC), or any controlling interest in Purchaser or successor to Purchaser, or shall enter into any agreement with respect to the same, within the one (1) year period following the Closing, then Sellers shall further be entitled to receive, and Purchaser hereby covenants and agrees to pay to Sellers within ten (10) days of receipt thereof an amount equal to twenty (20%) percent of the proceeds derived by Purchaser, Starwood Timeshare, DI Timeshare and/or Purchaser's successor or assign from any such sale, transfer or other disposition.

        Section 5.7    Timeshare; Right of First Refusal.    At any time and from time to time during the ten (10) year period following the Closing ("Right of First Refusal Period"), Purchaser shall not engage in discussions or negotiate or enter into any contract for development, construction, marketing or sale of interval sales or timeshare units ("Timeshare Units") on any portion of the Real Property Assets, the DIIC Land or the Timeshare Lots, or any real property abutting any of the foregoing (collectively, the "Timeshare Real Property"), nor shall Purchaser commence or enter into or negotiate any contract to commence the development, construction, marketing or sale of timeshare units on any portion of the Timeshare Real Property (collectively, "Timeshare Development") except in compliance with the following terms and conditions. If Purchaser shall receive from, or determine to extend to, any party other than Parent, a good faith offer to participate in any Timeshare Development, or if Purchaser shall determine to initiate a Timeshare Development with or without the participation of other parties, then Purchaser shall, not do so unless Purchaser shall have first delivered to Parent written notice ("Timeshare Initiation Notice") describing in detail (i) the offer ("Offer") which Purchaser has received or (ii) the Timeshare Development which Purchaser has determined to initiate and setting forth the details of such Timeshare Development, including without limitation, the location of the development and the number of units to be included therein. Upon receipt of the Timeshare Initiation Notice, Parent shall be entitled within the 30 day period following such receipt to accept, directly or through an Affiliate, the Offer in the case of clause (i) or to elect to participate, directly or through an Affiliate, with Purchaser in the case of clause (ii) ("Participation"). The Participation by Parent or its Affiliate would be accomplished by the formation of a joint venture between Purchaser and Parent or its Affiliate pursuant to which (x) such joint venture would bear all costs of development, construction, management, marketing and sale, and capital (with real property contributed at its appraised fair market value) would be contributed and profits distributed between Purchaser and Parent or its Affiliates on a 50/50 basis, (y) such joint venture would have a 10-year exclusive right to initiate Timeshare Developments at any location on the Timeshare Property, and (z) such joint venture will be entitled to have provided to it customary development, hospitality, marketing and administrative services, all such services to be provided for reasonable and customary fees as agreed by the parties. All other terms of the joint venture shall be consistent with the foregoing and shall be negotiated in good faith by Purchaser and Parent. In the event that Parent shall either fail to timely notify Purchaser of its desire, or shall elect not, to accept the Offer or enter into the Participation, Purchaser shall be entitled to consummate the Offer on exactly the terms thereof or to initiate the Timeshare Development as described in clause (ii), without the participation of any other party. In the event that the Offer has not been consummated or the Timeshare Development initiated within the six month period following Parent's election or deemed election not to proceed, then Purchaser shall not initiate the Timeshare Development as contemplated in the Timeshare Initiation Notice without again first complying with the foregoing procedures. Parent's rights hereunder shall apply to each and every Timeshare Development proposed within the Right of First Refusal Period and Parent's decision not to accept any particular Offer or to enter into any particular Participation shall not constitute a waiver of Parent's rights hereunder as to any subsequent Offer or Participation. Concurrently with the Closing, Parent shall be entitled to record a memorandum of this Section 5.7 against the Real Property Assets, DIIC Land and the Timeshare Lots. The terms of this Section 5.7 shall be binding on the successors and assigns of Purchaser, including without limitation, any permitted transferee of purchaser under Section 5.6 or Section 12.3 hereof or any subsequent purchaser of all or any of the Timeshare Real Property, and shall inure to the benefit of Parent, its Affiliates and their respective successors and assigns.

ARTICLE 6
JOINT COVENANTS AND AGREEMENTS

        Section 6.1    Support of Transaction.

          (a)  Each of Sellers and Purchaser agree to cooperate with respect to the notices and filings to be made in connection with the consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Each of Sellers and Purchaser shall (i) use its commercially reasonable and diligent efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained by it in connection with the transactions contemplated hereby (including in respect of any Gaming Law), (ii) use its commercially reasonable diligent efforts to obtain all material consents and approvals of third parties that any of Sellers, Purchaser or their respective Affiliates is required to obtain in order to consummate the transactions contemplated hereby, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 7 or otherwise to comply with this Agreement, and to complete resolution of various pending title matters. In connection therewith and not in limitation thereof, each party shall take or cause to be taken all actions reasonably necessary in relation to (i) obtaining of all necessary waivers, consents, authorizations and approvals from Governmental Authorities or other parties and the making of necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the defending of any legal proceedings challenging the consummation of any of the transactions contemplated by this Agreement.

          (b)  In furtherance of the foregoing, Purchaser agrees that it will comply with any requirements imposed by Governmental Authorities as a condition of Purchaser's obtaining any Regulatory Authorizations required to be obtained by it in order to consummate the transactions contemplated hereby.

          (c)  In furtherance of the foregoing, Sellers agree that they will use their reasonable best efforts to obtain consents required under Contracts, or other third party consents required to consummate the transactions contemplated hereby ("Third Party Consents"), and Purchaser will cooperate in all reasonable respects, and work together with Parent to obtain such Third Party Consents; provided, however, that Sellers shall not be required to make any material expenditures to obtain such Third Party Consents. Further, if any such consent is not obtained Sellers shall reasonably cooperate with Purchaser to provide for Purchaser the benefit, monetary or otherwise, of any such Contract including enforcement of any and all rights of Sellers against the other party thereto arising out of any breach or cancellation thereof by such party or otherwise. Any such cooperation shall not cause Sellers to violate any such Contract.

        Section 6.2    Approvals.    Each of Purchaser and Sellers shall as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file or submit any applications, filings and other submissions required by applicable laws or by Governmental Authorities in connection with obtaining all necessary regulatory consents, approvals, waivers and authorizations, other than the Licenses and approvals under the HSR Act which are the subject of other provisions in this Agreement, required to be obtained prior to the Closing, (the "Regulatory Authorizations") and to respond to any requests from Government Authorities and promptly file any additional information required in connection with such filings as promptly as practicable after receipt of requests therefor. Each of Purchaser and Sellers agree to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide the other party (and its counsel) advance drafts and copies of all presentations and filings to be made in connection with the Regulatory Authorizations, including, without limitation, the Licenses and approval under the HSR Act. Purchaser and Sellers shall keep each other promptly and regularly apprised of the status of any communications with, and any inquiries or requests for additional information from, the Gaming Authorities and shall comply promptly with any such inquiry or request.

        Section 6.3    Certain Employee Benefits Matters.

          (a)  Effective as of the Closing Date, the Sellers' employment of each of the employees of the Business (including two employees ("Rimtech Employees") currently employed by Rimtech Marketing Incorporated) ("Transferring Employees") shall cease and the Transferring Employees shall immediately become employees of Purchaser at the base compensation and wage levels in effect as of the Closing Date. Transferring Employees shall be employees at will and nothing in this Agreement shall create any obligation on the part of Purchaser to continue the employment of any Transferring Employee for any period of time. However for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Purchaser shall provide employee benefit welfare and retirement plans and programs to the Transferring Employees (while continuing in the employ of Purchaser) that are substantially similar in the aggregate to the employee benefit plans and programs listed on Schedule 3.1(1). The employment by Purchaser of each Union Employee shall be done in accordance with the terms of each applicable collective bargaining agreement pertaining to such Union Employee. With regard to Union Employees, Purchaser shall (i) recognize each labor union representing Union Employees as their exclusive bargaining representative, (ii) assume, and become party to and bound by the terms and conditions of, each applicable collective bargaining agreement until the respective expiration date of the current term of each applicable collective bargaining agreement without respect to any renewals, extensions or modifications therein or thereto, (iii) comply with its legal obligations under Federal labor law with regard to Union Employees, and (iv) treat service with the Sellers and their Affiliates prior to the Closing Date in the same manner as such service has been recognized by the Sellers for purposes of determining seniority rights and benefits under the applicable collective bargaining agreement (except where recognition of such service by Purchaser would result in a duplication of benefits provided). Except as otherwise required by the terms of any such plan or applicable law, as of the Closing Date all Transferring Employees shall cease in participation in, and shall cease accruing any benefits under, any Pension Plan and Welfare Plan.

          (b)    Severance.    Purchaser shall become responsible for payment, to any Transferring Employee, of any severance or other similar compensation and benefits under any Employee Plan or other agreement with any such employee, which are or may become payable by Sellers or their respective Affiliates, as a result of the termination of any such employee by Purchaser, as of and following the Closing or which are or may become payable in connection with or as a result of the transactions contemplated hereby. Purchaser shall also reimburse Sellers for payment of such compensation and benefits to any such employee with respect to whom Purchaser indicates, whether directly or by failure to affirm its intention to maintain such person's employment following the Closing, that Purchaser does not wish such employee to continue in his or her current capacity and compensation level following the Closing. Such reimbursement will be effected by a deemed increase in Net Working Capital in the amount of such payments. Purchaser shall be entitled to any tax deductions or other tax benefits attributable to any severance or other similar compensation or benefit payments for which Purchaser is responsible pursuant to this Section 6.3.

          (c)    Welfare Arrangements.    Subject to obligations under applicable law and the terms of any collective bargaining agreements or other Contracts with any labor union or other labor organization covering Transferring Employee, Purchaser agrees that, for a period of one year from and after the Closing, it shall, or shall cause its Affiliates to, provide the Transferring Employees with employee welfare and retirement plans and programs which provide benefits that are substantially similar to those provided to similarly situated employees of Purchaser or such Affiliates. From and after the Closing Date, Purchaser shall become responsible for any and all liabilities with respect to the Transferring Employees that are incurred by such individuals on or prior to the Closing Date under the applicable Employee Plans for health, life, accidental death and dismemberment, supplemental employment compensation, dental, fringe benefits, expense reimbursement, accident, sickness and disability benefits; provided that with the consent of any applicable labor union representing Union Employees, Union Employees may be permitted to carry forward such accrued vacation or sick pay, to be paid by Purchaser, the amount of such accrued items as of the Closing to be included as a payable in the calculation of Closing Net Working Capital pursuant to Section 1.5 hereof. For purposes of this Agreement, (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug, dental, and vision care expenses) will be deemed to have been incurred on the date on which the related medical service was rendered to the claimant; (ii) a claim for sickness or disability benefits will be deemed to have been incurred on the date such sickness or disability occurs, except that no claim shall be deemed to have occurred prior to the Closing Date unless such claim is filed within five (5) Business Days prior to the Determination Period; and (iii) in the case of any claim for benefits other than health benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims. Purchaser shall be responsible for all claims that are incurred by Transferring Employees on or after the Closing Date under the applicable benefit plans, policies or arrangements providing health, life, accidental death and dismemberment, supplemental employment compensation, dental, fringe benefits, expense reimbursement, accident, sickness and disability benefits and which are maintained by Purchaser.

          (d)    Service Credit.    Following the Closing, Purchaser shall cause all employee benefit plans of Purchaser or its Affiliates to provide that a Transferring Employee's period of employment with Sellers or their Affiliates or any predecessor thereof (as applicable) shall be treated as service for Purchaser, or its Affiliates, as applicable, for purposes of eligibility and vesting. Any and all pre-existing condition limitations and eligibility waiting periods under any group health plan shall be waived with respect to the Transferring Employees and their eligible dependents, and Transferring Employees shall be given credit for amounts paid under any Welfare Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Purchaser or its Affiliates.

          (e)    Honor Agreements.    Purchaser agrees to assume, honor, maintain and perform, and to cause its affiliates to assume, honor, maintain and perform in accordance with their respective terms, without deductions, counterclaims, interruptions or deferments (other than withholding under applicable law), the individual employment and severance agreements and arrangements, as amended through the date hereof or as contemplated hereby, that are in effect now or as of Closing with respect to a Transferring Employee. Purchaser shall, or shall cause its Affiliates to, honor and discharge all obligations under any collective bargaining agreement or other Contract with any labor union or other labor organization covering Transferring Employees or former employees of the Sellers in effect as of the date hereof until their expiration; provided, however, that this undertaking is not intended to prevent Purchaser or its Affiliates from lawfully and properly exercising their rights with respect to such collective bargaining agreements in accordance with their terms.

          (f)    Indemnification.    Purchaser agrees to bear, and indemnify and hold Sellers harmless from and against, all direct and indirect costs, expenses and liabilities arising from or relating to claims made by or on behalf of the Transferring Employees in respect of all notices, payments, fines or assessments due to any government authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of Transferring Employees, including, but not limited to the Worker Adjustment and Retraining Notification Act, and any rules or regulations as have been issued in connection with any of the foregoing, and for any liability or benefit continuation obligation under Section 4980B of the Code and Sections 601-609 of ERISA.

        Section 6.4    Multiemployer Plans.    With respect to each Multiemployer Plan (as defined below), after the Closing:

          (a)  Purchaser will be obligated to make contributions to the Multiemployer Plans (as defined below) in accordance with all collective bargaining agreements relating thereto and shall contribute to each such Multiemployer Plan with respect to such operations for substantially the same number of contribution base units for which SDIC has an obligation to contribute to such Multiemployer Plan.

          (b)  For purposes of this Agreement, the "Multiemployer Plans" shall mean, collectively: (i) the Teamsters Security Fund for Southern Nevada; (ii) the Western Conference of Teamsters Pension Trust Fund; (iii) the Hotel Employees and Restaurant Employees International Union Welfare Fund; (iv) the Southern Nevada Culinary Workers and Bartenders Pension Plan Trust Agreement; (v) the Operating Engineers Local 501 Security Fund; (vi) the Central Pension Fund of the International Union of Operating Engineers and Participating Employers; (vii) the Hotel Employees and Restaurant Employees International Union Welfare Fund; (viii) the American Federation of Musicians' and Employers' Pension Fund; (ix) the Electrical Workers Health and Welfare Trust Fund; (x) the National Employees Benefit Board; (xi) the Nevada Resort Association-I.A.T.S.E. Local 720 Apprentice and Journeyman Training and Education Trust; (xii) the Nevada Resort Association-I.A.T.S.E. Local 720 Disability Trust; (xiii) the Carpenters Health and Welfare Trust Fund; (xiv) the Construction Industry and Carpenters Joint Pension Trust Fund; (xv) the Painters' Trust (welfare fund); and (xvi) the I.B.P.A.T. Union and Industry National Pension Fund.

          (c)  Unless and until a variance or exemption is obtained in accordance with section 4204(c) of ERISA, Purchaser will provide to each Multiemployer Plan, for a period of five plan years commencing with the first plan year beginning after the Closing, a bond issued by a corporate surety company that is an acceptable surety for purposes of section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan, or such other security as may be permitted under section 4204(a)(1)(B) of ERISA or regulations thereunder, in an amount equal to the greater of:

              (i)  the average annual contribution required to be made by SDIC to each Multiemployer Plan with respect to the operations thereunder for the three plan years preceding the plan year in which the Closing occurs, or

            (ii)  the annual contribution that SDIC was required to make with respect to the operations under each Multiemployer Plan for the last plan year before the plan year in which the Closing occurs, which bond or escrow shall be paid to any such Multiemployer Plan if Purchaser withdraws from such Multiemployer Plan, or fails to make a contribution to such Multiemployer Plan when due, at any time during the first five plan years beginning after the Closing.

          (d)  If Purchaser withdraws from any Multiemployer Plan in a complete' withdrawal or a partial withdrawal with respect to the Union Employees within the period referred to in the preceding subsection 6.4(c), SDIC agrees to be secondarily liable for any withdrawal liability SDIC would have had at the Closing Date to such Multiemployer Plan, but for the application of section 4204 of ERISA, if the withdrawal liability of Purchaser with respect to such Multiemployer Plan is not paid.

          (e)  Purchaser shall indemnify and hold SDIC harmless from, against and in respect of (and shall on demand reimburse SDIC for) the amount of any secondary liability incurred by SDIC under section 4204 of ERISA which is in excess of 50% of the potential withdrawal liability of SDIC determined as of the Closing, such determination to be made on a plan-by-plan basis; provided, however, that if withdrawal liability is triggered by reason of Purchaser's failure to comply with any provision of the preceding subsections 6.4(a) or (c) (it being understood that any withdrawal by Purchaser from any Multiemployer Plan shall not be deemed such a failure to comply), Purchaser's indemnification of SDIC shall be without limitation for any such secondary liability.

          (f)    In the event of a subsequent sale of Assets by Purchaser during the five-year period referenced in Section 6.4(c), Purchaser agrees to use its best efforts to comply with the provisions of section 4204(a)(1) of ERISA if such sale of Assets would trigger secondary liability on Purchaser.

          (g)  If SDIC is liquidated before the end of the first five plan years beginning after Closing, then, except as may otherwise be required by law, SDIC shall provide a bond, an amount in escrow or such other security as may be permitted under section 4204(a)(1)(B) of ERISA or regulations thereunder, equal to the present value of the withdrawal liability SDIC or its affiliates would have had but for the application of section 4204 of ERISA, which bond, amount in escrow or other security may be applied toward the satisfaction of SDK's secondary liability described in subsection 6.4(d) hereof.

          (h)  Purchaser agrees to provide SDIC with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability contemplated by this Section 6.4 and in any event Purchaser shall immediately furnish SDIC with a copy of any notice of withdrawal liability it may receive with respect to any Multiemployer Plan, together with all the pertinent details. In the event that any such withdrawal liability shall be assessed against Purchaser, Purchaser further agrees to provide SDIC with reasonable advance notice of any intention on the part of Purchaser not to make full payment of any withdrawal liability when the same shall become due.

        Section 6.5    Intentionally Omitted.

        Section 6.6    Closings Under Certain Circumstances.

          (a)    Failure to Obtain Gaming Permits.    The parties recognize that Purchaser may not obtain the Gaming Permits prior to the Outside Date. Accordingly, in such event, Purchaser shall deposit the balance of the Purchase Price with Escrowee and upon confirmation of receipt of funds and satisfaction of all other conditions to Closing, SDIC shall surrender its' Gaming Permit and close all operations in the casino.

          (b)    Failure to Obtain Liquor Licenses.    If Purchaser has not obtained the necessary Liquor Licenses on or before the Outside Date, the liquor inventories comprising a portion of the Assets may at the election of Purchaser either be stored to the extent such storage is legal, and/or sold to a licensed third party (with a commensurate increase in the Purchase Price to be paid by such third party to reflect the net book value of such liquor inventories) in a manner permitted under applicable Nevada Law.

          (c)    PUC Approval.    The parties hereto acknowledge that DIIC is a "Public Utility" in accordance with the provisions of NRS Sections 704.020 and 704.329 and sale and transfer of the DIIC Shares, which constitutes more than twenty-five percent of the outstanding shares of DIIC, requires prior authorization of the Nevada Public Utilities Commission ("PUC"). Accordingly, the transfer of the DIIC Shares shall be deferred pending PUC approval and Purchaser and SGC shall act diligently and in good faith to obtain approval for the transfer of such shares to Purchaser as soon as possible, whether on or after the Closing and to transfer the DIIC Shares to Purchaser promptly following such approval, and, if such approval is not obtained prior to the Closing, then from and after the Closing and unless and until such transfer shall occur, to make available to Purchaser to the maximum extent permitted by law the economic benefits of ownership of the DIIC Shares, and Purchaser, to the maximum extent permitted by law, shall assume and relieve SGC of the economic burdens of ownership of the DIIC Shares.

        Section 6.7    Post-Closing Cooperation.    After the Closing, upon reasonable written notice, Purchaser and Sellers shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.7. Neither party shall be required by this Section 6.7 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Sellers shall use commercially reasonable efforts to cooperate with Purchaser in connection with any filings required to be made by Purchaser with Governmental Authorities after the Closing.

        Section 6.8    Form of Instruments, Etc. to be Reasonably Satisfactory.    The parties agree that the form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be subject to the reasonable approval of each party and their respective counsel.

        Section 6.9    Additional Agreements of Sellers.    Sellers agree that it will be solely responsible for the payment of any fees or taxes due pursuant to any subsequent deficiency determinations made under the Nevada Gaming Control Act (chapter 463 of the NRS) which encompasses any period of time before the Closing Date. The foregoing provision, required by the Nevada Gaming Control Act to be included in this Agreement, shall not be construed to exonerate Purchaser from paying, or to require Sellers to pay, for fees or taxes attributable to operations of the Business from and after the Closing Date.

        Section 6.10    Title Policies.    At the Closing, Purchaser shall obtain an ALTA owner's policy of title insurance, issued by Title Insurer, insuring that Purchaser has fee title to the Real Property Assets that DIIC has fee title to the real property described as Parcels 46 and 47 in Title Report A ("DIIC Land"), that Starwood Timeshare has fee title to real property described as Parcels 16 through 44 ("Starwood Timeshare Lots") and DI Timeshare has fee title to the real property described in Title Report B ("DI Timeshare Lots") subject only to (i) the Permitted Liens, (ii) liens for taxes not yet due and payable, (iii) all standard exceptions, exclusions, conditions and stipulations from coverage for the Title Insurer's ALTA Owner's Policy of Title Insurance, including any and all endorsements customary in real estate sale transactions involving the magnitude and type of the Real Property Assets and (iv) those exceptions arising after the date hereof and approved by Purchaser as provided above (the "Title Policies"). The coverage amount of the Title Policies for the Real Property Assets and the real property held by the Companies shall be no more than the portion of the Purchase Price reasonably allocable thereto.

ARTICLE 7
CONDITIONS TO OBLIGATIONS

        Section 7.1    Conditions to Obligations of Purchaser and Sellers.    The obligations of Purchaser and Sellers to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived (unless expressly noted to the contrary herein) in writing by such parties:

          (a)  All waiting periods under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated; provided, however, that the same shall not be a condition for the benefit of Purchaser to the extent of any contributing delay by Purchaser in performing its obligations hereunder.

          (b)  There shall not be (i) in force any order or decree, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby, or (ii) any material suit or proceeding by a Governmental Authority to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated; provided, however, that the parties shall use their commercially reasonable efforts to prevent any such event described in clauses (i) and (ii) (including appealing any adverse decision); and provided, further, that no injunction based on Purchaser's alleged unsuitability as a landlord or as the holder of a gaming license shall excuse Purchaser's performance hereunder. The parties acknowledge that the entire risk of obtaining the Licenses and any findings as to landlord suitability rests with Purchaser.

          (c)  The Outside Date shall not have passed, except that the same shall not be a condition for the benefit of Purchaser to the extent of any contributory delay by Purchaser in performing its obligations hereunder.

        Section 7.2    Conditions to Obligations of Purchaser.    The obligations of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

          (a)  Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date), except in each case for changes after the date hereof which are expressly contemplated or permitted by this Agreement, and each of the covenants and agreements of Sellers to be performed as of or prior to the Closing shall have been duly performed in all material respects.

          (b)  Sellers shall have delivered to Purchaser a certificate signed by an officer of each Seller and of each of the Companies dated the Closing Date, certifying that the conditions specified in Section 7.1, as they relate to each Seller and each of the Companies and subsection 7.2(a) have been fulfilled.

          (c)  Sellers shall have delivered to Escrowee (i) grant, bargain and sale deeds conveying fee simple title to the Real Property Assets, and (ii) such other instruments required to be delivered by Sellers pursuant to Section 2.2(b)(ii) hereof.

          (d)  Purchaser shall have received the Title Policies or commitments therefor.

        Section 7.3    Conditions to the Obligations of Sellers.    The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Sellers:

          (a)  Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date), except in each case for changes after the date hereof which are expressly contemplated or permitted by this Agreement, and each of the covenants and agreements of Purchaser to be performed as of or prior to the Closing shall have been duly performed in all material respects.

          (b)  Purchaser shall have delivered to Escrowee al(documents and instruments required to be delivered by Purchase pursuant to Section 2.2(b)(iv) hereof.

          (c)  Purchaser shall have delivered to Sellers a certificate signed by the Member of Purchaser, dated the Closing Date, certifying that the conditions specified in Section 7.1, as they relate to Purchaser, and subsection 7.3(a) have been fulfilled.

ARTICLE 8
TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a)  by mutual written agreement of Sellers and Purchaser;

          (b)  by Sellers if Purchaser shall fail timely to make the Deposit or any portion thereof;

          (c)  by Sellers if the Closing shall not have been consummated on or before the Outside Date other than by reason of Sellers' default;

          (d)  by Sellers if any of the conditions set forth in Section 7.1 or 7.3 shall have become incapable of fulfillment as of the Outside Date and shall not have been waived by Sellers;

          (e)  by Purchaser if any of the conditions set forth in Section 7.1 (but only to the extent such conditions may be a condition for the benefit of Purchaser) or 7.2 shall have become incapable of fulfillment as of the Outside Date and shall not have been waived by Purchaser.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 8.1, except as set forth in this Section 8.2 and in Section 8.3 below, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or their respective Affiliates, officers, directors or stockholders; provided, however, that nothing in this Section 8.2 shall relieve or limit the liability or obligations hereunder of any party (the "Defaulting Party") to the other party or parties on account of a material breach of a covenant or agreement contained herein, or any fraudulent representation or warranty contained herein by the Defaulting

Party prior and further, upon any termination of this Agreement. The provisions of Sections 8.2, 8.3, 9.2, 9.3, 12.5, 12.6 and 12.12 hereof shall survive any termination of this Agreement.

        Section 8.3    Liquidated Damages.

          (a)  BECAUSE OF THE MAGNITUDE AND UNIQUE NATURE OF THE PROPERTY RIGHTS TO BE CONVEYED, THE PARTIES ACKNOWLEDGE THAT SELLERS' DAMAGES IN THE EVENT OF PURCHASER'S FAILURE TO CONSUMMATE THE CLOSING IN ACCORDANCE WITH PURCHASER'S OBLIGATIONS HEREUNDER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL OF ASCERTAINMENT. THE PARTIES HAVE EXPRESSLY NEGOTIATED THIS PROVISION, AND HAVE AGREED THAT IN LIGHT OF THE CIRCUMSTANCES EXISTING AT THE TIME OF EXECUTION OF THIS AGREEMENT, AN AMOUNT EQUAL TO THE DEPOSIT TOGETHER WITH ACCRUED INTEREST OR DIVIDENDS THEREON PRIOR TO RELEASE THEREOF TO SELLERS IN ACCORDANCE WITH THIS AGREEMENT, REPRESENTS A REASONABLE ESTIMATE OF THE HARM LIKELY TO BE SUFFERED BY SELLERS IN THE EVENT THAT PURCHASER SHALL, FOR ANY REASON OTHER THAN SELLERS' DEFAULT OR FAILURE OF ANY OF THE CLOSING CONDITIONS WHICH MAY BE A CONDITION FOR THE BENEFIT OF PURCHASER, FAIL TO CONSUMMATE THE CLOSING, SELLERS' ACTUAL DAMAGES MIGHT WELL EXCEED THE AMOUNT OF THE DEPOSIT AND ALL INTEREST THEREON, BUT THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR IMPRACTICAL. ACCORDINGLY, IN THE EVENT THAT PURCHASER SHALL FAIL TO TIMELY CONSUMMATE THE CLOSING FOR ANY REASON OTHER THAN SELLERS' BREACH OR THE FAILURE OF A CLOSING CONDITION TO WHICH BENEFIT PURCHASER IS ENTITLED, TIME BEING OF THE STRICTEST ESSENCE OF EACH AND EVERY PROVISION HEREOF, THEN SELLERS SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES THE DEPOSIT, INCLUDING ALL INTEREST ACCRUED THEREON, AS SELLERS' SOLE AND EXCLUSIVE REMEDY FOR SUCH FAILURE BY PURCHASER.

          FURTHER, NOTHING IN THIS SECTION SHALL LIMIT OR MODIFY PARENT OR SELLERS' RIGHTS TO BE INDEMNIFIED, DEFENDED AND HELD HARMLESS BY PURCHASER PURSUANT TO THE OTHER PROVISIONS OF THIS AGREEMENT. THE PROVISION OF THIS SECTION 8.3 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

PURCHASER'S INITIALS	/s/	SELLERS' INITIALS

          (b)  IN THE EVENT SELLERS SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, PURCHASER SHALL REFRAIN FROM OBSTRUCTING OR INTERFERING IN ANY WAY WITH SELLERS' EXERCISE OF SUCH REMEDIES AND SHALL EXECUTE A RELEASE IN FORM REASONABLY SATISFACTORY TO SELLERS' COUNSEL OF ANY AND ALL CLAIMS AGAINST SELLERS, THE BUSINESS AND THE ASSETS WITHIN THREE (3) BUSINESS DAYS OF SELLERS' DEMAND THEREFOR. IN THE EVENT PURCHASER SHALL THEREAFTER FAIL OR REFUSE SO TO COOPERATE WITH SELLERS IN THE TERMINATION OF THIS AGREEMENT, THE CANCELLATION OF ESCROW, THE PAYMENT OF LIQUIDATED DAMAGES AND THE EXECUTION AND DELIVERY OF THE FOREGOING DESCRIBED RELEASE, THEN SELLERS MAY ELECT TO PURSUE ANY AND ALL REMEDIES AVAILABLE TO THEM AT LAW OR IN EQUITY INCLUDING WITHOUT LIMITATION, ACTUAL DAMAGES. IN THE EVENT OF AN ACTION COMMENCED BY SELLERS OR PURCHASER OVER DISPOSITION OF THE DEPOSIT OR MONEY DAMAGES ASSERTED BY SELLERS FOR PURCHASER'S ALLEGED BREACH OR BY PURCHASER FOR SELLERS' ALLEGED BREACH OF THIS

  AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER, IN ADDITION TO ITS COSTS OF ENFORCEMENT, INCLUDING ATTORNEYS' AND CONSULTANTS' FEES, INTEREST AT TEN (10%) PERCENT PER ANNUM ON THE SUM ULTIMATELY RECOVERED, CALCULATED FROM THE EXPIRATION OF SAID THREE (3) BUSINESS DAYS FROM AND AFTER SAID DATE.

          (c)  IN THE EVENT THAT PURCHASER SHALL HAVE FULLY AND TIMELY PERFORMED ALL OF ITS OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE TIMELY MAKING OF THE DEPOSIT PURSUANT TO SECTION 1.3 HEREOF, THERE SHALL BE NO CONDITIONS TO SELLERS' OBLIGATIONS THAT REMAIN UNSATISFIED, AND PURCHASER IS UNCONDITIONALLY PREPARED TO CLOSE, THEN IN SUCH EVENT, IF SELLERS SHALL FAIL OR REFUSE TO CLOSE, PURCHASER SHALL BE ENTITLED TO SEEK SPECIFIC PERFORMANCE TOGETHER WITH OTHER REMEDIES AVAILABLE AT LAW OR IN EQUITY.

ARTICLE 9
INDEMNIFICATION

        Section 9.1    Survival of Representations and Warranties.    Subject to the limitations and other provisions of this Agreement, the representations and warranties set forth in Section 3.1 and Section 3.2 shall survive the Closing for a period of one year and all other representations and warranties shall expire as of Closing.

        Section 9.2    Indemnification by Purchaser.

          (a)  Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify Parent, Sellers, Affiliates of Sellers and their respective officers, directors, agents or employees, and their respective successors and assigns (each a "Seller Indemnified Party") against and hold each Seller Indemnified Party harmless from all Losses (without duplication) to such Seller Indemnified Party arising out of (i) the breach of any representation or warranty of Purchaser herein, (ii) the breach of any covenant or agreement of Purchaser herein or (iii) following the Closing, the Gramanz Contract and the Assumed Liabilities. Anything in Section 9.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Purchaser for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1, whether or not the subject matter of such claim or action shall have occurred before or after such date.

          (b)  Sellers agree to give, and cause each Seller Indemnified Party to give, Purchaser written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder as soon as is practicable and in any event within 30 days of the time that such Seller Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Purchaser shall not affect rights to indemnification hereunder except to the extent that Purchaser is actually prejudiced by such failure. Within 30 days after receipt of such notification, Purchaser may elect to direct, through counsel of its own choosing reasonably acceptable to the Seller Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense; provided, that no settlement will be made without the consent of the Seller Indemnified Party (not to be unreasonably withheld or delayed). If Purchaser elects to assume the defense of any such claim or proceeding, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by such Seller Indemnified Party. Sellers shall provide, or cause such Seller Indemnified Party to provide, Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with Purchaser in the defense or settlement thereof, and Purchaser shall reimburse Sellers or the Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Purchaser elects to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Purchaser consents (which consent is not to be unreasonably withheld) in writing to such payment or unless: Purchaser, subject to the last sentence of this Section 9.2(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Purchaser is entered against the Seller Indemnified Party for such liability. If Purchaser shall not be entitled to direct the defense, or fails to defend, or if, after commencing or undertaking any such defense, Purchaser fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Purchaser's expense. If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.2(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then Sellers shall give, or cause such Seller Indemnified Party to give, Purchaser prompt written notice thereof and Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (c)  In addition to Purchaser's obligations set forth elsewhere in this Section 9.2, and notwithstanding the procedural requirements of Section 9.2(b) above, the following provisions of this Section 9.2(c) will obtain and control with respect to that certain litigation pending in Special Board Number Five Bis of the Local Conciliation and Arbitration Board of the Federal District, Mexico ("Special Board"), captioned Elias Antonio Haddad Tamé ("Tamé") vs. Rimtech Corporation and Sheraton Desert Inn Corporation et. al and/or any other proceeding brought or involving Tame and concerning his work for or severance by Rimtech Marketing Incorporated, AKA Rimtech Corporation ("Rimtech") (the "Severance Litigation"). Sellers have made available to Purchaser litigation files maintained by Seller's in-house counsel, Marc Rubinstein, at SDIC, and letters written by advisory counsel addressed to Marc Rubinstein dated January 26, 1999 (the "January 26 Letter") and April 25, 2000 (the "April 25 Letter"), concerning the Severance Litigation. Purchaser hereby agrees to fully indemnify and hold harmless Seller Indemnified Party, wherever located, including, without limitation, ITT Sheraton Corporation, Sheraton International, Inc. and Sheraton International de Mexico, Inc., each of which Sellers represents is an Affiliate of a Seller or any of the hotels in Mexico in which Sheraton has an interest and Rimtech, from and against any and all Losses arising out of or in connection with the Severance Litigation. Without limitation of the foregoing, on the Closing, Purchaser will undertake, at its sole cost and expense, the defense, appeal, settlement and payment of any Losses on account of the Severance Litigation, including, without limitation, that certain resolution pronounced by the Special Board against SDIC and Rimtech, which is the subject of the January 26 Letter and the April 25 Letter. Further, without limitation of the foregoing, in the event any attachment or other writ or order shall be issued against any Seller Indemnified Party and/or any properties in Mexico, the United States or elsewhere in the world, owned by a Seller Indemnified Party or in which a Seller Indemnified Party has an interest, Purchaser will be responsible for satisfying, bonding against, and/or obtaining release of such party or properties from such writ or order. In the event Purchaser fails so to do within 20 days from and after notice from Sellers or their representatives of any such writ or order and in any event prior to execution, levy or other enforcement of such writ or order, Sellers shall have the right, but not the obligation, to pay or otherwise satisfy any such writ or order required to obtain the full release of any such property from such writ or order, and Purchaser agrees and acknowledges that it shall be obligated to reimburse Sellers for the same, together with legal fees and expenses incurred in connection therewith, plus interest on all such sums, at the rate of 10% per annum. Purchaser shall have the right to assert any and all defenses available to Seller Indemnified Parties and to continue to contest the Severance Litigation. Sellers shall cooperate; in such defense and contest so long as no Seller Indemnified Party is required to incur monetary expense and so long as no asset of any Seller Indemnified Party shall be attached.

        Section 9.3    Indemnification by Sellers.

          (a)  Sellers agree, jointly and severally, subject to the other terms and conditions of this Agreement, to indemnify Purchaser, Affiliates of Purchaser, and each of their respective officers, directors, agents or employees, and their respective successors and assigns (each a "Purchaser Indemnified Party") against and hold each Purchaser Indemnified Party harmless from all Losses (without duplication) to such Purchaser Indemnified Party arising out of (i) the breach of any representation or warranty of Sellers herein, (ii) the breach of any covenant or agreement of Sellers herein or (iii) the Retained Liabilities. Anything in Section 9.1 to the contrary notwithstanding, no claim may be asserted nor any action commenced against Sellers for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by Sellers describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1, whether or not the subject matter of such claim or action shall have occurred before or after such date.

          (b)  (i) The indemnification obligations of Sellers pursuant to this Agreement, including without limitation, pursuant to Section 9 3(a)(i), shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.3(a)(i) exceeds One Million Five Hundred Thousand Dollars ($1,500,000) Dollars (the "Seller's Threshold Amount"), at which point such obligations shall be effective only as to the amount of such Losses in excess of the Seller's Threshold Amount, subject to the limitation in Section 9.3(b)(ii); and (ii) the indemnification obligations of Sellers pursuant to this Agreement, including without limitation, pursuant to Section 9.3(a)(i) shall be effective only until the dollar amount paid in respect of the Losses indemnified against under this Agreement, including without limitation, under Section 93(a)(i) aggregates to an amount equal to Twenty Million Dollars ($20,000,000).

          (c)  Purchaser agrees to give, and to cause each Purchaser Indemnified Party to give, Parent written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which Seller's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that such Purchaser Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Sellers shall not affect rights to indemnification hereunder except to the extent that Sellers are actually prejudiced by such failure. Within 30 days after receipt of such notification, Sellers may elect to direct, through counsel of its own choosing reasonably acceptable to the Purchaser Indemnified Party, the defense or settlement of any such claim or proceeding at their own expense; provided, that no settlement will be made without the consent of the Purchaser Indemnified Party (not to be unreasonably withheld or delayed). If Sellers elect to assume the defense of any such claim or proceeding, the Purchaser Indemnified Party may participate in such defense, but in such case the expenses of the Purchaser Indemnified Party shall be paid by such Purchaser Indemnified Party. Purchaser shall provide, or cause the Purchaser Indemnified Party to provide, Sellers with access to its records and, personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with Sellers in the defense or settlement thereof, and Sellers shall reimburse Purchaser or the Purchaser Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Sellers elect to direct the defense of any such claim or proceeding, the Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Sellers consent (which consents are not to be unreasonably withheld) in writing to such payment or unless Sellers, subject to the last sentence of this Section 9.3(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Sellers are entered against the Purchaser Indemnified Party for such liability. If Sellers shall not be entitled to direct the defense, or fails to defend, or, if after commencing or undertaking any such defense, Sellers fail to prosecute or withdraw from such defense, the Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof, at the expense of Sellers. If the Purchaser Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.3(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Purchaser Indemnified Party shall give Sellers prompt written notice thereof and Sellers shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

        Section 9.4    Losses Net of Insurance and Tax Benefits.

          (a)  The amount of any and all Losses indemnified under this Agreement shall be determined net of any amounts recovered by or to which the indemnified party is entitled under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. The amount of any and all Losses indemnified under this Agreement shall be computed to take into account and to deduct therefrom (i) any prior or subsequent recovery in respect of part or all of a claim by a Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be, whether by payment, discount, credit, offset or otherwise and (ii) the amount of any provision reflected as a current liability in the Closing Balance Sheet in respect of matters giving rise to such Losses.

        Section 9.5    Exclusive Remedy.    Except for any claim (a) grounded in fraud or (b) seeking equitable relief or remedial action, the parties hereto acknowledge and agree that, from and after the Closing Date, the indemnification provisions of this Article 9 shall be the exclusive remedy of Purchaser, on the one hand, and Sellers, on the other hand, with respect to the transactions contemplated by this Agreement. With respect to actions grounded in fraud or seeking equitable relief or remedial action, (y) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions of this Article 9 shall be in addition to and cumulative of any rights of such party at law or in equity and (z) no such party shall, by exercising the remedy available to it under this Article 9, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it. No Purchaser Indemnified Party or Seller Indemnified Party shall be entitled to seek damages pursuant to this Article 9 other than actual damages, and in no event shall any party be entitled to seek or receive punitive or consequential damages.

        Section 9.6    Limitation on Liability Following Notice of Breach.    Notwithstanding anything to the contrary in this Agreement, following the Closing, (a) no Seller shall be liable to any Purchaser Indemnified Party in respect of any breach of a representation or warranty by Sellers if (i) such breach is disclosed to Purchaser prior to Closing pursuant to Section 4.4, (ii) such breach would constitute a failure of a condition of Purchaser's obligation to close, and (iii) notwithstanding such notification, the Closing shall have occurred and (b) Purchaser shall not be liable to any Sellers Indemnified Party in respect of any breach of a representation or warranty by Purchaser if (i) such breach is disclosed to Parent prior to Closing pursuant to Section 5.4, (ii) such breach would constitute a failure of a condition to Sellers' obligation to close and (iii) notwithstanding such notification the Closing shall have occurred.

ARTICLE 10
TAX ALLOCATION AND INDEMNIFICATION

        Section 10.1    Intentionally Omitted.

        Section 10.2    Transfer Taxes.    The parties agree that all sales and transfer taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Purchaser, on the one hand, and by Sellers, on the other hand.

        Section 10.3    Cooperation.    Sellers, on the one hand, and Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records for periods before, during and after a Straddle Period) relating to the Business and shall make available such knowledgeable employees of Parent, Purchaser or their respective Affiliates as any party may reasonably request for the preparation of any return for Taxes, claim for refund or audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, or the calculations of any taxes pertaining to a Straddle Period. For a period of seven years from and after Closing, Purchaser shall maintain and make available to Sellers and their representatives, on Parent's reasonable request, and Parent and shall maintain and make available to Purchaser, on Purchaser's reasonable request, copies of any and all information, books and records referred to in this Section 10.3. After such seven-year period, Purchaser and Sellers may dispose of such information, books and records provided that prior to such disposition, Purchaser shall give Parent the opportunity to take possession of, and Parent shall give Purchaser the opportunity to take possession of, such information, books and records.

        Section 10.4    Survival.    This Article 10 shall survive the Closing indefinitely.

ARTICLE 11
CERTAIN DEFINITIONS

        Section 11.1    Definitions.    As used herein, the following terms shall have the following meanings:

          "Action" means any action, suit, claim, arbitration or other proceeding, including gaming audits, arbitrations, grievances, judicial proceedings, administrative proceedings and tax consents by or before any Governmental Authority.

          "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

          "Agreement" has the meaning specified in the Preamble.

          "Antitrust Authority" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

          "Applicable Rate" shall mean a 7% per annum interest rate.

          "Assets shall mean collectively:

            (a)  the Real Property Assets; provided, however, at any time prior to May 25, 2000, Purchaser may instruct Sellers to cause the Rimtech Lease to be terminated as of Closing, in which event such Lease shall not be assigned to Purchaser;

            (b)  any air rights owned by SDIC and appurtenant or contiguous to the Real Property Assets; provided, however, notwithstanding anything to contrary in this Agreement, such rights shall only be conveyed by quitclaim deed and without representation or warranty of any kind;

            (c)  the DIIC Shares and the Corporate Books of DIIC;

            (d)  the Starwood Timeshare Interests and the Corporate Books of Starwood Timeshare;

            (e)  the DI Timeshare Interests and the Corporate Books of DI Timeshare;

            (f)    all of SDIC's right, title and interest in and to any development rights appurtenant to the Real Property Assets;

            (g)  all of SDIC's right, title and interest in and to any water rights owned by SDIC or appurtenant to the Real Property Assets without, however, representation or warranty of any kind except as set forth in Section 3.1(f);

            (h)  all right, title and interest of SDIC in and to any Gaming Assets;

            (i)    all right, title and interest of SDIC, in and to all other machinery, equipment other than Gaming Equipment, furniture, office equipment, telephone equipment, restaurant equipment, vehicles, storage tanks, spare and replacement parts, fuel, cleaning and office supplies, inventories purchased in the ordinary course of business and other tangible property located on the Real Property Assets, including personal computers and computer hardware and related software non-proprietary to SDIC or its subsidiaries or affiliates, but excluding (i) any and all proprietary computer hardware or software of SDIC or its affiliates or subsidiaries (including Starwood's Reservation software and SDIC's "forecasting program" financial analysis software) (ii) any and all proprietary operating manuals and other information and materials belonging to SDIC's affiliates, and (iii) any copyrights relating to any such software, information and materials (collectively, and together with the Gaming Equipment, the "Tangible Personal Property");

            (j)    to the extent assignable, all Permits;

            (k)  all of SDIC's right, title and interest to any and all copyrights, trademarks, trade names, service marks, displays, symbols, color arrangements, designs and logos relating to and/or used in the ownership, use and/or operation of the Business and/or the Assets (excluding "Sheraton", "ITT Sheraton Luxury Collection," and "Starwood" and any derivative names or marks and all logos, designs and other intellectual property related thereto ("Starwood Proprietary Marks"), and related applications and registrations, if any, and all other intangible property and/or rights, and all goodwill associated therewith, directly or indirectly relating thereto and/or used in the ownership, use and/or operation of the Business and/or the Assets, (collectively, the "Intangible Property");

            (l)    all of SDIC's right, title and interest in and to all benefits arising after the Closing, if any, from contracts, agreements, leases (including all security deposits and prepaid rent), licenses, commitments, sale and purchase orders and other items included in the Assumed Contracts, including all contracts, leases, agreements, claims and rights (and benefits arising therefrom) with or against all persons whomsoever, relating to the Business or the assets described in this subsection, or any portion thereof, including, without limitation, all development agreements, supply agreements, service agreements and/or franchise agreements, if any, and all leases of personal property, regardless of whether SDIC is lessee or lessor thereunder, including, without limitation, matters of public record, to the extent in each case, such agreements or leases are transferable (collectively "Contract Rights");

            (m)  all plans, specifications, drawings, renderings, models and photographs relating to the improvements located on or proposed to be constructed on the Real Property Assets that are in the possession or control of and are owned by Sellers, and that are not proprietary to any third party, including those commissioned or prepared in connection with the recent renovation of the improvements on the Real Property Assets, and, to the extent transferable, any and all warranties given to SDIC by suppliers and traders in connection with such renovations (collectively "Plans and Warranties");

            (n)  all books and records ("Required Records") required by the Nevada Gaming Authorities to be maintained at the Business Premises and copies (Seller may retain the originals) of such other books and records, if any, which relate exclusively to the operation of the Business after the Closing Date (including only such employee records as it is lawful to transfer);

            (o)  all advance reservations, bookings and room deposits applicable to any period following the Closing Date, and originals of casino credit files with respect to the casino operations, and any telephone numbers used exclusively in connection with the Business;

            (p)  all accounts receivable, including without limitation, Gaming Receivables, existing as of the Closing Date;

            (q)  all of Sellers' cash on hand and/or on deposit in banks or other financial institutions, trade deposits and rights arising therefrom, cash equivalents, coins and marketable securities, which arisen from or relate to the Assets and/or Sellers' operation of the Business; and

            (r)  all of SDIC's gaming chips and tokens (including all (i) slot machine tokens not currently in circulation and (ii) "reserve" chips, if any, not currently in circulation and (iii) chips and tokens of SDIC relating to the use and operation of the Business which are outstanding as of the Closing Date, as they are presented for payment; provided, however, the liabilities represented by the chips and tokens in circulation shall be excluded from the calculation of Closing Net Working Capital and shall be an Assumed Liability.

          "Assumed Financing Obligations" means all obligations set forth on Schedule 11.1-a hereto and any other Financing Obligations incurred in the ordinary course of business by Sellers, and not in excess of $100,000 as to any single obligation's liability.

          "Assumed Liabilities" shall mean all obligations and liabilities of whatever kind and nature or its Subsidiaries or Affiliates, primary or secondary, direct or indirect, absolute or contingent, known or unknown, of Sellers or their aforementioned affiliates arising out of or relating to the Business or the Assets, other than the Retained Liabilities, including, without limitation, the following:

              (i)  all obligations and liabilities included in the calculation of Closing Working Capital pursuant to Section 1.5, including any such liabilities for progressive prizes associated with keno, slot machines and coin operated gaming devices, table games including the Caribbean Stud progressive meter, and sportsbook and racebook gaming;

            (ii)  any and all liabilities for any fee due or that may become due with respect to Gaming Receivables, including any fee that may become due under NRS 463.370, 463.371 or 463.3857 with respect to Gaming Receivables;

            (iii)  all obligations and liabilities of SDIC or its subsidiaries or affiliates under the Contracts not performed or required to have been performed as of the Closing Date;

            (iv)  all liabilities to customers with respect to all unrefunded cash deposits paid by such customers to SDIC or its subsidiaries or affiliates prior to the Closing Date to the extent included as a liability in the calculation of Closing Working Capital;

            (v)  all bookings made prior to the Closing Date for any period on or after the Closing Date, including without limitation, any bookings by any person in redemption of any benefits accrued under any preferred guest program maintained by Parent or SDIC;

            (vi)  all obligations and liabilities relating to Taxes relating to the Business or the Assets with respect to any period ending after the Closing Date, but to the: extent attributable to periods prior to the Closing Date, only to the extent included as a liability in the calculation of Closing Working Capital pursuant to Section 1.5;

          (vii)  all liabilities associated with outstanding gaming chips and tokens as of the Closing Date; and

          (viii)  all other liabilities, (other than (a) the Retained Liabilities and (b) the Gramanz Contract, which is nonetheless the subject of Purchaser's undertaking pursuant to Section 9.2 hereof), including without limitation, Assumed Financing Obligations and employee benefit liabilities, severance obligations, and personal injury liabilities, incurred in the ordinary course of business.

          "Auditor" means Ernst & Young or other certified public accounting firm selected by Parent and reasonably acceptable to Parent and Purchaser.

          "Backup Material" has the meaning specified in Section 1.5(b).

          "Base Price" has the meaning specified in Section 1.2(a).

          "Business" means: (i) the business of operating gaming facilities, and related hotel, convention, retail and entertainment operations, conducted under the Desert Inn name, including all trademark rights and goodwill related to the Desert Inn name; (ii) the ownership and operation of the Gaming Facility, including all business operations ancillary thereto; and (iii) all other activities and operations of the Sellers (other than those of the Excluded Companies and the Excluded Assets).

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Nevada.

          "Business Premises" means and includes the Real Property Assets and all sales offices or real property owned, leased or occupied by the Sellers or Affiliates used in connection with the Business.

          "Capital Expenditure Adjustment Amount" has the meaning specified in Section 1.2(a).

          "Charter Documents" means as to any Person, such Person's (i) articles of incorporation or organization, certificate of incorporation, certificate of formation or equivalent organizational documents and (ii) bylaws, partnership agreement, operating agreement, limited liability company agreement or equivalent document.

          "Closing" has the meaning specified in Section 2.2(b)(i).

          "Closing Date" has the meaning specified in Section 2.2(b)(i).

          "Closing Date Purchase Price" means (i) the Base Price, plus (ii) the Estimated Net Working Capital Amount (which may be a positive or negative number), plus (iii) the Estimated Capital Expenditure Adjustment Amount.

          "Closing Net Working Capital" has the meaning specified in Section 1.5(b).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Companies" means collectively Starwood Timeshare, DIIC, and DI Timeshare.

          "Confidentiality Agreement" has the meaning specified in Section 12.8.

          "Contracts" means any contracts, agreements, leases, subleases, licenses or other understandings or commitments, written or oral.

          "Corner Land Map" means that certain Exhibit for Parcel Map Determination plotted May 24, 1999 by G.C. Wallace, Inc.

          "Corporate Books" means all corporate and limited liability company charter, minute and stock record books and corporate seals.

          "Defaulting Party" has the meaning specified in Section 8.2.

          "Deficit Amount" has the meaning specified in Section 1.5(d).

          "Determination Date" has the meaning specified in Section 1.5(c).

          "DI Assets" means, collectively, all of the Assets other than the DIIC Shares, the Starwood Timeshare Interests and the DI Timeshare Interests.

          "DIIC Land" is defined in Section 6.10.

          "DIIC Shares" has the meaning specified in the Recitals.

          "DI Timeshare Lots" has the meaning set forth in Section 6.10.

          "Employee Plans" shall mean all Multiemployer Plans, Pension Plans and Welfare Plans.

          "Environmental Laws" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, legally binding decrees, or other requirements of any Governmental Authority (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, human health or safety or relating to exposure of any kind of Hazardous Materials, as have been, are now, or may at any time hereafter be, in effect (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended and the Hazardous Materials Transportation Act).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrowee" means Nevada Title Company, 3320 W. Sahara Avenue, Las Vegas, Nevada 89102, Attention: Mr. Frank Brader, Title Officer and Troy Lochhead, Escrow Officer.

          "Estimated Capital Expenditure Adjustment Amount" has the meaning specified in Section 1.5(a).

          "Estimated Closing Net Working Capital Amount" has the meaning specified in Section 1.5(a).

          "Excluded Assets" shall mean:

            (a)  all proprietary computer hardware and software of Parent or any of its respective affiliates or subsidiaries, including Parent's Reservation software and any copyrights relating to any such software, and any Intangible Property involving the names "Sheraton," "ITT Sheraton Luxury Collection," and "Starwood" including any derivative names and related marks, designs or logos and all proprietary operating manuals and related know-how;

            (b)  all right, title and interest of SDIC or its subsidiaries or affiliates in and to all books and records, in whatever medium, including digitally or magnetically stored data, files relating to the Business and/or the Assets, including all financial statements, certified financial reports, gaming tax returns (including supporting schedules), originals of all credit reports and files, including casino files and all books and accounting records relating to the Business and or the Assets in the possession or control of SDIC or any of its subsidiaries or affiliates, save and except the Required Records;

            (c)  all corporate charter, minute and stock record books, corporate seals and tax returns and supporting schedules, customer lists and documents of Sellers or any of their respective affiliates or subsidiaries relating to the Business, and all refunds, claims, entitlements or liabilities for income taxes or other taxes of any type whatsoever which Sellers may hereafter receive or be responsible for by reason of its ownership of the Assets or operation of the Business prior to the Closing Date;

            (d)  except as otherwise specifically provided for in this Agreement, all insurance policies relating to the Business or the Assets and all rights and claims thereunder, including refund claims;

            (e)  all claims and litigation and causes of action, and any tax refunds relating to any of the Excluded Assets;

            (f)    any Assets sold or otherwise disposed of in the ordinary course of business during the period from the date hereof until the Closing Date;

            (g)  all rights of indemnification, claims and causes of action which relate to the conduct of the Business prior to the Closing Date, including, without limitation, those arising by operation of law or in equity or otherwise, but excluding warranty claims with respect to the Gaming Equipment or Tangible Personal Property above, or product liability against the suppliers or manufacturers thereof; and

            (h)  all issued and outstanding shares of common stock of either of the-' Excluded Companies.

          "Excluded Companies" means Sheraton Corner Enterprises, a Nevada corporation and Rimtech Marketing Incorporated, a Nevada corporation.

          "Financing Obligations" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures, letters of credit, or similar instruments, (iii) obligations under capitalized leases, (iv) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), capitalized leases (such as the existing slot machines leases which are accounted for as capitalized leases on the Reference Balance Sheet) (vi) interest rate and currency obligation swaps, hedges or similar arrangements and (vii) all obligations to guarantee any of the foregoing types of obligations on behalf of others.

          "GAAP" has the meaning specified in Section 1.5(b).

          "Gaming Assets" means the Gaming Equipment and all Gaming Receivables.

          "Gaming Authorities" shall mean the Nevada Gaming Commission and the Nevada State Gaming Control Board.

          "Gaming Equipment" means "associated equipment" as defined in NRS Section 463.0136, "gaming devices" as defined in NRS Section 463.0155, gaming tables, keno and sports book furniture and equipment and all other equipment and paraphernalia, including, computer equipment and computer software owned or licensed by SDIC or its subsidiaries or affiliates and used in the conduct of gaming on the Business Premises.

          "Gaming Facility" means The Desert Inn Casino in Las Vegas, Nevada.

          "Gaming Permits" has the meaning set forth in Section 5.3 hereof.

          "Gaming Receivables" means any "Credit instrument", as such term is defined in Chapter 463 of NRS or any successor statute thereto.

          "Governmental Authority" means any Federal, state, municipal or local government, governmental authority, Gaming Commission, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

          "Gramanz Contract" means that certain Agreement dated as of October 13, 1993 by and between Brent Gramanz and Sheraton Corner Enterprises, a Nevada corporation.

          "Hazardous Materials" means any hazardous substance, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, ureaformaldehyde insulation, asbestos or asbestos-containing materials, pollutants, contaminants, radioactivity, and any other materials or substances which are defined as hazardous, toxic or a pollutant or contaminant or are otherwise regulated under any Environmental Law.

          "HSR Act" means the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Income Tax(es)" means any and all Taxes based upon or measured in whole or in part by gross or net income (regardless of whether denominated as an "income tax," "franchise tax" or otherwise and including any Tax imposed on alternative bases, one of which is net income), imposed by any Taxing Authority, together with any interest, penalties and other additions thereto.

          "Income Tax Return(s)" means all Tax Returns relating to, or required to be filed in connection with, any payment or refund of any Income Tax.

          "Increase Amount" has the meaning specified in Section 1.5(d).

          "Indemnity Claim" has the meaning specified in Section 9.4(b).

          "Intangible Property" has the meaning set forth in the definition of "Assets".

          "Interests" has the meaning specified in the Recitals.

          "Inventoried Baggage" has the meaning set forth in Section 2.2(d)(ii).

          "Inventoried Safe Deposit Boxes" has the meaning set forth in Section 2.2(d)(iii).

          "Inventoried Vehicles" has the meaning set forth in Section 2.2(d)(iv).

          "IRS" means the United States Internal Revenue Service.

          "Knowledge" means, as of any date of determination, (a) with respect to Sellers, the actual knowledge or awareness, as of such date, of Mark Lefever and Marc Rubinstein, and (b) with respect to Purchaser, the actual knowledge or awareness, as of such date, of Stephen A. Wynn. The words "know", "knowledge", "knowing" and "known" shall be construed accordingly.

          "License" has the meaning set forth in Section 5.3.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

          "Losses" of a Person means any and all losses, liabilities, damages, diminutions in value, claims, awards, judgments, costs and expenses (including, without limitation, the costs of reasonable attorneys' fees) actually suffered or incurred by such Person.

          "Material Adverse Effect" shall mean a material adverse effect on the, operations or financial condition of the Business taken as a whole, but shall exclude any effect to the extent resulting from (i) any condition or event which adversely affects the gaming industry generally or the gaming industry in Nevada, (ii) general economic conditions, (iii) the implementation of California Proposition No. 1A, or the proposal, passage or implementation of any similar law or initiative, (iv) the proposal or passage of any law or other initiative restricting or adversely affecting the conduct of gaming operations generally or (v) fluctuations in the earnings of the Business during the period from March 31, 2000 to the Closing Date.

          "Material Casualty" has the meaning set forth in Section 13.1.

          "Material Damage" means unrepaired damage as a result of fire or other casualty to all or any portion of the Business Premises or the Assets such that the cost to replace or repair such damaged Business Premises and Assets exceeds $50,000,000.

          "Material Portion" means all or any portion of the Business Premises that represents at least 25% of the assessed value for tax purposes of the Business Premises.

          "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ER1SA identified in Section 6.4.

          "Net Working Capital" means current assets minus current liabilities, as defined in GAAP excluding, however, (i) any Excluded Assets or Retained Liabilities, (ii) any provisions for income Taxes or income Tax refunds, including any and all deferred taxes, (iii) any intercompany accounts and (iv) any accruals or write-ups of assets attributable to consummation of the sale of Assets, and adding the amount of any costs for which Purchaser is liable to Seller hereunder, and which this Agreement provides shall be deemed added to Net Working Capital; and, provided, further, that any amount paid (with the consent of Purchaser, not to be unreasonably withheld or delayed) by Sellers prior to the Closing Date in respect of the settlement or satisfaction of Severance Litigation shall be deemed added to Closing Net Working Capital at the Closing Date, and any amount so incurred, but unpaid as of the Closing Date shall not be deducted from Closing Net Working Capital as a current liability.

          "Nevada Gaming Laws" shall mean the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, and other applicable local law.

          "NRS" means Nevada Revised Statutes.

          "Parent" has the meaning specified in the Recitals.

          "Parent Savings Plan" means the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan.

          "Parent Savings Trust" has the meaning specified in Section 6.3(ii).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (excluding any Multiemployer Plan) maintained in connection with the Business or which covers at least one Transferring Employee.

          "Permits" means all licenses, permits, approvals or authorizations used in connection with or necessary for the use, ownership and operation of the Business or the Assets.

          "Permitted Exceptions" has the meaning set forth in Section 2.1 (e)

          "Permitted Liens" means (a) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (b) Liens for non-delinquent Taxes or Taxes which are being contested in good faith through appropriate proceedings, (c) Permitted Exceptions, and (d) Liens which will be released or otherwise terminated on or prior to the Closing.

          "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

          "Personal Property Assets" means all Assets other than the Real Property Assets and water rights and development rights appurtenant to the Real Property Assets.

          "Property Taxes" means real personal and intangible property taxes and assessments.

          "Purchase Price" has the meaning specified in Section 1.2(a).

          "Purchaser" has the meaning specified in the Preamble hereto.

          "Purchaser Indemnified Party" has the meaning specified in Section 9.3(a).

          "Purchaser Savings Plan" has the meaning specified in Section 6.3(a)(i).

          "Purchaser Savings Trust" has the meaning specified in Section 63(a)(i).

          "Real Property Assets" means the real property described on Schedule 11.1-b, together with all buildings, improvements and fixtures (other than such fixtures which are leased) located thereon, and all of SDIC's right, title and interest in and to all hereditaments and rights appurtenant thereto, including (i) any easements or rights of way pertaining to or benefiting such real property, (ii) all water rights, air rights and mineral, oil, gas and other hydrocarbon substance rights owned by SDIC with respect to such real property, and (iii) any interest in streets, alleys, advantages, and any strips or gores appurtenant thereto, if, and to the extent, included within the perimeter boundaries of such real estate, subject in each case to the Permitted Liens;

          "Reference Balance Sheet" means the December 31, 1999 combined balance sheet included in the unaudited combined and combining balance sheets of the Sellers and Companies as of December 31, 1999, and the related unaudited combined and combining statements of income and of cash flows for each of the fiscal years then ended.

          "Regulatory Authorizations" has the meaning specified in Section 6.2.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, or otherwise as defined in any Environmental Law.

          "Representatives" is defined in Section 5.5(a).

          "Retained Liabilities" means (i) all Financing Obligations of the Sellers or any of their consolidated Subsidiaries except the Assumed Financing Obligations, (ii) liabilities arising from operations (whether presently or formerly conducted) of Parent and its respective Affiliates, other than the operations of the Sellers, (iii) liabilities of the Excluded Companies, except for the obligations with respect to the Rimtech Employees as set forth in Section 6.3(a) hereof and obligations arising under the Rimtech Lease, and provided, that the Severance Litigation is and shall be the subject of Purchaser's undertaking pursuant to Section 9.2(c) hereof, (iv) liabilities for which Sellers have expressly assumed liability under this Agreement and (v) any other liability not disclosed to Purchaser, the failure to disclose which would have a Material Adverse Effect on Purchaser or the Business.

          "Rimtech Lease" is defined on Schedule 11.1-b hereto

          "Seller Indemnified Party" has the meaning specified in Section 9.2(a).

          "Sellers" has the meaning specified in the Preamble hereto.

          "Sellers' Materials" has the meaning set forth in Section 2.1 hereof.

          "Seller's Threshold Amount" has the meaning specified in Section 9.3(b).

          "Severance Litigation" has the meaning specified in Section 9.2(c).

          "Starwood Proprietary Marks" means "Sheraton", "ITT Sheraton Luxury Collection," and "Starwood" and any derivative names or marks and all logos, designs and other intellectual property related thereto and related applications and registrations, if any, and all other intangible property and/or rights, and all goodwill associated therewith, directly or indirectly relating thereto.

          "Starwood Timeshare Lots" has the meaning specified in Section 6.10.

          "Straddle Period" means any taxable period of any of the Sellers that begins before and ends after the close of the Closing Date.

          "Subsidiary" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or economic value of the equity securities or equity interests is owned, directly or indirectly, by such Person, or the operations of which are otherwise consolidated with those of such Person under GAAP.

          "Tax" or "Taxes" mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "

          "Tax Return" or "Tax Returns" mean all reports, returns, declarations, claims for refund or statements of any kind or nature relating to Taxes, and any schedule or attachment thereto and any amendment thereof.

          "Timeshare Lots" means, collectively, the Starwood Timeshare Lots and the DI Timeshare Lots.

          "Title Insurer" means Nevada Title Company, or another title insurance company reasonably acceptable to Purchaser.

          "Title Policies" has the meaning set forth in Section 6.10.

          "Title Report" has the meaning set forth in Section 2.1(e).

          "Title Report A" has the meaning set forth in Section 2.1(e).

          "Title Report B" has the meaning set forth in Section 2.1(e).

          "Transferring Employee" has the meaning set forth in Section 6.3.

          "Union Employees" shall mean any Transferring Employee whose employment is subject to the terms of a collective bargaining agreement.

          "Welfare Plan" means "employee welfare benefit plan" as defined in Section 3(1) of ERISA maintained in connection with the Business or which covers at least one Transferring Employee.

        Section 11.2    Terms and Usage Generally.

        The definitions referred to in Section 11.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and

Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended,, modified or supplemented, including (in the case of agreements or instruments) by waiver or' consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

ARTICLE 12
MISCELLANEOUS

        Section 12.1    Waiver.    Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.

        Section 12.2    Notices.    All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) three (3) days after posting in the United States mail if sent by registered or certified mail return receipt requested, (iii) one Business Day after depositing with a reputable, nationally recognized overnight courier service if priority overnight service is specified, or (iv) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

  (a)
  If to Purchaser, to:

    Valvino Lamore, LLC
    One Shadow Creek Drive
    North Las Vegas, NV 89031
    Fax:  (702) 399-1363
    Attn:  Stephen A. Wynn, Member

    with a copy to:

    Schreck Morris
    300 South Fourth Street
    12th Floor
    Las Vegas, Nevada 89101
    Fax:  (702) 382-8135
    Attn:  LT. Jones, Esq.

  (b)
  If to Sellers, to:

    Starwood Hotels & Resorts Worldwide, Inc.
    777 Westchester Avenue
    White Plains, New York 10604
    Fax:  (914) 640-8260
    Attn:  Tom Smith

    with a copy to:

    Starwood Hotels & Resorts Worldwide, Inc.
    777 Westchester Avenue
    White Plains, New York 10604
    Fax:  (914) 640-8260
    Attn:  Thomas C. Janson, Jr., Esq.

    with a copy to:

    Sidley & Austin
    555 West Fifth Street,
    Suite 4000
    Los Angeles, CA 90013-1010
    Fax:  (213) 896-6600
    Attn:  Marc I. Hayutin, Esq.
              Sarah Spyksma, Esq.

or to such other address or addresses as the parties may from time to time designate in writing.

        Section 12.3    Assignment.    Purchaser shall not assign this Agreement or any part hereof without the prior written consent of Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, Purchaser may assign any of its rights and obligations under this Agreement (including, without limitation, its obligations under Section 5.6 and Section 5.7 hereof) (a) to a direct or indirect wholly-owned Subsidiary of Purchaser or (b) to Mirage or other Affiliates of Purchaser or Mirage in the event the merger contemplated to occur between Mirage and MGM shall not occur prior to Closing, so long as no such assignment delays the Closing or imposes additional costs on Sellers and provided that no such assignment will release Purchaser from its obligations hereunder and provided, further, that such assignee shall assume all of Purchaser's obligations hereunder, including without limitation, the obligations under Section 5.6 and Section 5.7 hereof.

        Section 12.4    Rights of Third Parties.    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

        Section 12.5    Closing Costs.    Sellers and Purchaser shall each bear their respective costs of negotiating and completing this transaction, including attorneys' and accountants' fees. The fees charged by Escrowee, and any and all survey, title and recording fees, real and personal property transfer fees, documentary Taxes or fees, and the costs of all premiums with respect to the Title Policies in accordance with Section 6.10 shall be paid one-half by Sellers, on the one hand, and one-half by Purchaser, on the other hand, except that the costs of any coverage premiums for insurance in excess of that portion of the Purchase Price reasonably allocable to the Real Property Assets and the value of the real property held by the Companies shall be borne solely by Purchaser. Sellers and Purchaser, on or before the Closing Date, shall each deposit with Escrowee in immediately available funds on or prior to the Closing Date an amount sufficient to cover each party's costs set forth herein.

        Section 12.6    Governing Law.    This Agreement shall be construed and enforced in' accordance with the laws of the State of Nevada.

        Section 12.7    Captions: Counterparts.    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 12.8    Entire Agreement.    This Agreement (including the Schedules, Exhibits and Annexes to this Agreement, which, although they may be bound separately, constitute part of this Agreement)

and that certain Confidentiality Agreement between Purchaser the parties relating to the transactions contemplated hereby (the "Confidentiality Agreement") constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

        Section 12.9    Amendments.    This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

        Section 12.10    Construction.    This Agreement is a result of negotiations among, and has been reviewed by Sellers, Parent and Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Sellers, Parent, the Companies or Purchaser.

        Section 12.11    Effectiveness.    This Agreement shall become effective immediately upon execution of this Agreement by Purchaser and Sellers.

        Section 12.12    Consent to Jurisdiction.    Each of the parties hereto irrevocably submits to the exclusive jurisdiction of Clark County, Nevada for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees, to the extent permitted under applicable rules of procedure, to commence any action, suit or proceeding relating hereto in the United States District Court of Nevada. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 12.2 shall be effective service of process for any action, suit or proceeding in Clark County, Nevada with respect to any matters to which it has submitted to jurisdiction in this Section 12.12. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) Clark County, Nevada, or (ii) the United States District Court for the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 12.13    WAIVER OF TRIAL BY JURY.    THE PARTIES HERETO HEREBY' WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

        Section 12.14    Time of the Essence.    The parties hereto agree that time is of the absolute essence, including the time and date on which all payments of money or deliveries of documents are required.

        Section 12.15    Further Assurances.    From time to time, at the request and expense of the requesting party, whether prior to, at or after the Closing, each party agrees to and shall execute and deliver such further instruments and take such other action as the requesting party may reasonably request in order to effectuate the transactions set forth herein.

        Section 12.16    Severability.    The invalidity or unenforceability of any one or more of the provisions of this Agreement or the Schedules hereto (or any portion thereof) shall not affect the validity or enforceability of any of the other provisions hereof (or the remaining portion thereof).

        Section 12.17    Cooperation.    Each party acknowledges that the other may be a party to audits, investigations and other proceedings following the Closing which relate to the Business or the Assets, and agrees to reasonably cooperate with such other party in connection with such proceedings.

        Section 12.18    No Recordation.    neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded without Seller's prior written consent, which consent may be withheld in Seller's sole discretion.

        Section 12.19    Attorneys' Fees.    A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

        Section 12.20    Limitation on Liability of Wynn.    With the exception of his obligations and duties arising under Section 5.6 and Section 5.7 of this Agreement, Wynn's liability under this Agreement shall not survive the Closing.

        Section 12.21    Survival of Terms.    Subject to Section 12.20 hereof and unless otherwise expressly otherwise provided herein to the contrary, the terms and conditions of this Agreement which are intended by their terms to survive the Closing, including without limitation, Sections 1.5, 2.1, 2.2, 3.3, 5.5, 5.6, 5.7, 6.3, 6.4, 6.6(c), 6.7, 6.9, 12.3, 12,5, 12,6, 12.8, 12.13, 12.14, 12.15, 12.16, 12. 17 and 12.19 and Articles 9 and 10 hereof, shall survive the Closing.

ARTICLE 13
LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION

        Section 13.1    Fire or Other Casualty; Condemnation.    In the event that prior to the Closing Date, a Material Portion of the Assets is destroyed or the Assets suffer Material Damage (either a "Material Casualty"), or if condemnation proceedings are commenced against all or a Material Portion of the Business Premises (a "Material Condemnation"), Sellers shall promptly give Purchaser written notice of the occurrence of such damage, destruction or condemnation proceeding. Purchaser shall then have the right, exercisable by giving notice of such decision to Sellers within 10 days after receiving such written notice from Sellers of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and the Deposit, without interest, shall be returned to Purchaser. If notwithstanding the occurrence of a Material Casualty, or a Material Condemnation, Purchaser elects within such 10 day period to accept the Assets in their then condition, all proceeds of insurance (other than any business interruption insurance), after deducting all reasonable expenses of Sellers in repairing such damage, if any, or Sellers' share of any such condemnation awards (but exclusive of awards for business interruption) shall be paid or assigned to Purchaser at the Closing with no reduction in the Purchase Price. In the event that, after the Effective Date hereof, there is damage to the Assets which does not constitute a Material Casualty or which is caused by Purchaser, its inspectors or their respective employees or agents, Purchaser shall not have the right to terminate the Agreement by reason thereof, but shall proceed to Closing, in which event Sellers shall (A) credit the amount of the applicable insurance deductible against the Purchase Price (except if such casualty is caused by Purchaser, or Purchaser's Inspectors or their employees or agents), and (B) transfer and assign to Purchaser all of Sellers' right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Sellers with respect to the Business Premises, except those proceeds allocable to costs incurred by, and lost profits of, Sellers for the period prior to the Closing. In the event of condemnation which is not of a Material Condemnation, Purchaser shall not have the right to terminate this Agreement by reason thereof and all condemnation awards payable to Sellers by reason thereof shall be paid or assigned to Purchaser at the Closing with no reduction in the Purchase Price. This Article 13 is intended as an express provision with respect to destruction and condemnation which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act NRS Section 113.030 et seq.

        IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ THOMAS M. SMITH
Name: Thomas M. Smith Title: President
SHERATON GAMING CORPORATION
By:	/s/ MARK LEFEVER
Name: Mark LeFever Title: Vice President—Treasurer
SHERATON DESERT INN CORPORATION
By:	/s/ MARK LEFEVER
Name: Mark LeFever Title: Vice President—Chief Operating Officer—Chief Financial Officer
VALVINO LAMORE, LLC
By:	/s/ STEPHEN A. WYNN
Name: Stephen A. Wynn Title: Sole Member
/s/ STEPHEN A. WYNN Stephen A. Wynn, an individual

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  Exhibit 10.1
ASSET AND LAND PURCHASE AGREEMENT dated as of April 28 2000 by and among Starwood Hotels & Resorts Worldwide, Inc. Sheraton Gaming Corporation Sheraton Desert Inn Corporation Valvino Lamore, LLC and Stephen A. Wynn